UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Marathon Oil Corporation
(Name of Registrant as Specified In Its Charter)

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NOTICE OF 2017 ANNUAL MEETING
MARATHON OIL CORPORATION PROXY STATEMENT
ANNUAL MEETING
Wednesday, May 31, 2017
10:00 a.m. Central Time
Conference Center Auditorium
Marathon Oil Tower
5555 San Felipe Street
Houston, Texas 77056
MEETING HOURS
Registration 9:00 a.m.
Meeting 10:00 a.m.
Please vote promptly by:

•	telephone,

•	the Internet, or

•	marking, signing and returning your proxy or voting instruction card.

Marathon Oil Corporation 5555 San Felipe Street Houston, TX 77056	Lee M. Tillman President and Chief Executive Officer
April 13, 2017
Dear Marathon Oil Corporation Stockholder,
Your Board of Directors and management cordially invite you to attend our 2017 Annual Meeting of Stockholders, to be held in the Conference Center Auditorium of the Marathon Oil Tower, 5555 San Felipe Street, Houston, Texas, on Wednesday, May 31, 2017, at 10:00 a.m. Central Time.
We are making our proxy materials accessible over the Internet, which allows us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. Please read the Proxy Statement for more information about how to access the proxy materials over the Internet.
On April 19, 2017, we plan to mail to our U.S. stockholders a notice explaining how to:

•	access our 2017 Proxy Statement and 2016 Annual Report;

•	request a printed copy of these materials; and

•	vote online.
All other stockholders will continue to receive copies of the Proxy Statement and Annual Report by mail. You can find information about the matters to be voted on at the meeting in the 2017 Proxy Statement.
Your vote is important. Whether or not you plan to attend the meeting, we encourage you to vote promptly so that your shares will be represented and properly voted at the meeting.
Sincerely,
Lee M. Tillman
President and Chief Executive Officer

MARATHON OIL CORPORATION
Notice of 2017 Annual Meeting of Stockholders
Dear Stockholders,
You are invited to attend Marathon Oil Corporation’s 2017 Annual Meeting of Stockholders, to be held in the Conference Center Auditorium of the Marathon Oil Tower, 5555 San Felipe Street, Houston, Texas 77056 on Wednesday, May 31, 2017, at 10:00 a.m. Central Time.
The meeting will be held for the following purposes:

Œ	To elect eight directors to serve until the 2018 Annual Meeting;
	To ratify the selection of PricewaterhouseCoopers LLP as our independent auditor for 2017;
Ž	To approve on an advisory basis our 2016 named executive officer compensation;
	To recommend the frequency of advisory votes on named executive officer compensation; and
	To act on any other matters properly brought before the meeting.
You are entitled to vote if you were a stockholder of record on April 3, 2017. If you plan to attend the meeting, you will need to show proof of your stock ownership, such as a recent account statement, letter or proxy from your broker or other intermediary, along with a photo identification.
By order of the Board of Directors,
Sylvia J. Kerrigan
Executive Vice President, General Counsel and Secretary
April 13, 2017

Your vote is very important. Please vote right away, even if you plan to attend the Annual Meeting, to ensure your vote is counted. There are four ways to vote:
INTERNET Visit www.proxyvote.com or scan the QR code on your Notice or proxy card with a smart phone. You will need the 16-digit number included in your Notice, proxy card or voting instructions.	TELEPHONE Dial 1-800-690-6903 and follow the recorded instructions. You will need the 16-digit number included in your Notice, proxy card or voting instructions.	MAIL If you received a proxy card by mail, send your completed and signed proxy card in the envelope provided.	IN PERSON You may vote in person at the Annual Meeting in certain circumstances outlined in this proxy.

PROXY STATEMENT

MARATHON OIL | 2017 PROXY STATEMENT

Q&A ABOUT THE ANNUAL MEETING
When and where is the Annual Meeting?
The 2017 Annual Meeting of Stockholders (“Annual Meeting”) will be held in the Conference Center Auditorium of the Marathon Oil Tower, 5555 San Felipe Street, Houston, Texas 77056 on Wednesday, May 31, 2017, at 10:00 a.m. Central Time.
Who may vote?
You may vote if you held Marathon Oil Corporation (“Marathon Oil” or “Company”) common stock at the close of business on April 3, 2017, the record date for the meeting. Each share of common stock is entitled to one vote. As of the record date, there were 850,167,969 shares of Marathon Oil common stock outstanding and entitled to vote.
Who is soliciting my vote?
Our Board of Directors (the “Board”) is soliciting your proxy to vote your shares at the Annual Meeting. In connection with this solicitation, we mailed a Notice Regarding the Availability of Proxy Materials (“Notice”) to our stockholders on or about April 19, 2017. You may access the proxy materials on the Internet or request a printed set of the proxy materials by following the instructions in the Notice.
What is included in the proxy materials for the Annual Meeting?
The proxy materials include the Notice, this Proxy Statement, and our 2016 Annual Report. If you requested printed versions by mail, the proxy materials also include the proxy card or voting instructions. The proxy materials are being distributed and made available on or about April 19, 2017.
What am I voting on and how does the Board recommend that I vote?

Proposal		More Information	Board Recommendation
PROPOSAL 1	Election of Directors	Page 4	FOR each nominee
PROPOSAL 2	Ratification of Independent Auditor for 2017	Page 50	FOR
PROPOSAL 3	Advisory Vote to Approve the Compensation of Our Named Executive Officers	Page 52	FOR
PROPOSAL 4	Recommend the Frequency of Advisory Votes on Named Executive Officer Compensation	Page 53	1 YEAR
How do I vote?
There are four ways to vote:

INTERNET	Vote by Internet at www.proxyvote.com or scan the QR code on your Notice or proxy card with a smart phone. You will need the 16-digit number included in your Notice, proxy card or voting instructions.
TELEPHONE	Vote by phone by dialing 1-800-690-6903 and following the recorded instructions. You will need the 16-digit number included in your Notice, proxy card or voting instructions.
MAIL	If you received a proxy card by mail, send your completed and signed proxy card in the envelope provided.
IN PERSON	You may vote in person at the Annual Meeting if you are a registered stockholder or obtain a valid proxy from the record owner.

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To be counted, votes by Internet, telephone or mail must be received by 11:59 p.m. Eastern Time on May 30, 2017, for shares held by registered holders directly, and by 11:59 p.m. Eastern Time on May 28, 2017, for shares held in the Marathon Oil Company Thrift Plan and the Marathon Petroleum Thrift Plan.
If I am a beneficial owner of Marathon Oil shares, how do I vote?
If you are a beneficial owner of Marathon Oil common stock held in street name, you should have received either a Notice or a voting instruction card with these proxy materials from the record owner of the shares. Follow the instructions in the Notice or the voting card to vote by mail, telephone or Internet. To vote in person at the Annual Meeting, you must obtain a valid proxy from the record owner. Follow your broker’s instructions to obtain this proxy.
Why did I receive a Notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
We provide our proxy materials over the Internet. Unless you request a printed copy of the proxy materials or reside outside the United States, we will send you a Notice explaining how to access the proxy materials over the Internet or to request a printed copy. You can request proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.
May I change my vote?
If you are a record holder of Marathon Oil common stock, you may change your vote or revoke your proxy at any time before your shares are voted at the meeting by:

•	voting again by telephone or over the Internet;

•	sending us a signed and dated proxy card dated later than your last vote;

•	notifying the Secretary of Marathon Oil in writing; or

•	voting in person at the meeting.
How many votes are needed to approve each of the proposals?
Directors will be elected by a majority of the votes cast. To be elected, the number of shares voted “FOR” a director must exceed the number of shares voted “AGAINST” that director. Abstentions will have no effect in director elections.
Each other proposal will require the affirmative vote of a majority of the shares of common stock represented in person or by proxy at the meeting and entitled to vote. Abstentions will have the same effect as a vote against such proposal. Broker non-votes are not counted as either votes for or votes against a proposal.
What are broker non-votes?
Brokers may vote on routine matters, such as ratification of the independent auditor, without customer voting instructions. However, brokers may not vote on non-routine matters, such as the election of directors, approval of executive compensation and frequency of advisory votes on executive compensation, without customer voting instructions. Broker-held shares that are not voted on non-routine matters are referred to as broker non-votes.
How many votes are needed for a quorum?
Under our By-laws, a quorum is one third of the voting power of the outstanding shares entitled to vote. Both abstentions and broker non-votes are counted in determining that a quorum is present for the meeting.
Who pays for the proxy solicitation related to the meeting?
We do. In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies by telephone, in person or by other means. They will receive no additional compensation for this work. We will arrange for brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material

MARATHON OIL | 2017 PROXY STATEMENT 2

to the beneficial owners of common stock, and we will reimburse them for reasonable out-of-pocket expenses incurred in connection with forwarding the material.
How will other matters raised at the meeting be voted?
If any matters other than those on the proxy card are presented at the meeting, the proxy committee will vote on them using its best judgment. Under our By-laws, notice of any matter to be presented by a stockholder for a vote at the meeting must have been received by our corporate Secretary between December 14, 2016 and January 13, 2017, accompanied by certain information about the stockholder presenting it. We have not received notice of any matter to be presented.
If I want to submit a stockholder proposal for consideration at the 2018 Annual Meeting, when is that proposal due?
Stockholder proposals submitted for inclusion in our 2018 Proxy Statement must be received in writing by our corporate Secretary no later than the close of business on December 20, 2017. Stockholder proposals submitted outside the process for inclusion in the Proxy Statement must be received in writing by our corporate Secretary on or after December 20, 2017, and no later than the close of business on January 19, 2018, and must be accompanied by certain information about the stockholder making the proposal, in accordance with our By-laws.
If I want to nominate a director for consideration at the 2018 Annual Meeting, when is that nomination due?
Eligible stockholders may nominate a candidate for election to the Board for inclusion in our 2018 Proxy Statement in accordance with the “proxy access” provisions of our By-laws. Stockholder nominations for director submitted for inclusion in our 2018 Proxy Statement must be received in writing by our corporate Secretary on or after December 20, 2017, and no later than the close of business on January 19, 2018, and must otherwise comply with all of the requirements of the By-laws.
Stockholder nominations for director submitted outside the “proxy access” process must be received in writing by our corporate Secretary on or after December 20, 2017, and no later than the close of business on January 19, 2018, and must otherwise comply with all of the requirements of the By-laws.
Will I receive more than one copy of the proxy materials if multiple stockholders share my address?
Unless we have received contrary instructions from one or more of the stockholders sharing your address, we will send only one set of proxy materials to your household. Upon oral or written request, we will promptly send a separate copy of the proxy materials to any stockholder at your address. To request separate or single delivery of these materials now or in the future, call us at 1-866-984-7755 or write to us at Marathon Oil Corporation, Investor Relations Office, 5555 San Felipe Street, Houston, Texas, 77056-2701.

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PROPOSAL 1: ELECTION OF DIRECTORS
Under our Restated Certificate of Incorporation, directors are elected for terms expiring at the next succeeding Annual Meeting of stockholders. We have eight nominees for director whose terms expire in 2017. Each director is nominated for a one-year term expiring at the 2018 Annual Meeting.
Directors are elected by a majority of votes cast. For a director to be elected, the number of shares cast FOR a director must exceed the number of votes cast AGAINST that director. Abstentions will have no effect in director elections. If any nominee for whom you have voted becomes unable to serve, your proxy may be voted for another person designated by the Board.
Our By-laws require any incumbent who does not receive sufficient votes to promptly tender his or her resignation to the Board. Our Corporate Governance and Nominating Committee will recommend to the Board whether to accept or reject the tendered resignation or take other action. The Board will act on the tendered resignation, taking into account the Corporate Governance and Nominating Committee’s recommendation, and publicly disclose its decision regarding the tendered resignation within 90 days after certification of the election results. In the event of a vacancy, the Board may fill the position or decrease the size of the Board.

DIRECTOR QUALIFICATIONS AND NOMINATIONS
Our Corporate Governance Principles set forth the process for director selection and director qualifications. In summary, the chairman of the Corporate Governance and Nominating Committee, the CEO, and the secretaries of the Compensation Committee and Corporate Governance and Nominating Committee should work with a third-party professional search firm to review director candidates and their credentials. At least one member of the Corporate Governance and Nominating Committee, the Chairman of the Board and the CEO should meet with the director candidate. This screening process applies to nominees recommended by the Corporate Governance and Nominating Committee, as well as nominees recommended by our stockholders in accordance with our By-laws or applicable law. Selection of new directors includes an evaluation of their independence, as discussed below under “Director Independence,” their business or professional experience, their integrity and judgment, their record of public service, their ability to devote sufficient time to the affairs of the Company, the diversity of backgrounds and experience they will bring to the Board, and the Company’s needs at that particular time. Directors should also be individuals of substantial accomplishment with demonstrated leadership capabilities, and they should represent all stockholders rather than any special interest group or constituency.
Eligible stockholders may nominate a candidate for election to the Board for inclusion in our 2018 Proxy Statement in accordance with the “proxy access” provisions of our By-laws. Nominations must be received in writing by our corporate Secretary at least 90 days, but not more than 120 days, before the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s Annual Meeting, and must otherwise comply with all of the requirements of the By-laws. Stockholder nominations for director submitted outside the “proxy access” process must be received in writing by our corporate Secretary at least 90 days, but not more than 120 days, before the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s Annual Meeting, and must otherwise comply with all of the requirements of the By-laws.

MARATHON OIL | 2017 PROXY STATEMENT 4

DIRECTOR INDEPENDENCE
In accordance with applicable laws, regulations, our Corporate Governance Principles and the rules of the New York Stock Exchange (“NYSE”), the Board must affirmatively determine the independence of each director and director nominee. The Corporate Governance and Nominating Committee considers all relevant facts and circumstances including, without limitation, transactions during the previous year between the Company and the director directly, immediate family members of the director, organizations with which the director is affiliated, and the frequency and dollar amounts associated with these transactions. The Corporate Governance and Nominating Committee further considers whether the transactions were at arm’s length in the ordinary course of business and whether the transactions were consummated on terms and conditions similar to those of unrelated parties. The Committee then makes a recommendation to the Board with respect to the independence of each director and director nominee.
In assessing the independence of each director who served on the Board during 2016, the Corporate Governance and Nominating Committee considered: contributions to the South Dakota School of Mines and Technology Foundation, of which Mr. Banister is a board of trustees member, contributions to the University of Wyoming Foundation, of which Mr. Deaton is a board member, made pursuant to a commitment entered into before Mr. Deaton joined the Board; contributions to the Massachusetts Institute of Technology, of which Ms. Donadio serves on the Corporation Development Committee; royalty interests paid to family members and/or trusts affiliated with Mr. Deaton; and contributions to non-profit organizations of which Messrs. Deaton and Lader or their immediate family members are affiliates.
Based on these considerations, the standards in our Corporate Governance Principles and the recommendation of the Corporate Governance and Nominating Committee, the Board determined that the following directors are independent:

Gaurdie E. Banister, Jr.	Marcela E. Donadio	Michael E. J. Phelps
Gregory H. Boyce	Philip Lader	Dennis H. Reilley
Chadwick C. Deaton
As CEO of the Company, Mr. Tillman is not independent.

DIRECTOR DIVERSITY
The Corporate Governance and Nominating Committee is responsible for reviewing with the Board the appropriate skills and characteristics required of Board members in the context of the Board’s current make-up. When we have an opening on the Board, we will always look at a diverse pool of candidates, considering each candidate’s business or professional experience, demonstrated leadership ability, integrity and judgment, record of public service, diversity, financial and technological acumen and international experience. We view and define diversity in its broadest sense, which includes gender, ethnicity, age, education, experience and leadership qualities.
Of the eight director nominees, one is an officer of Marathon Oil, five have top executive experience with a wide variety of businesses, one has extensive audit and public accounting experience, and one has a distinguished career as an international business leader and diplomat. Each nominee’s background and qualifications are discussed further on the following pages.

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NOMINEES FOR DIRECTOR |TERMS EXPIRE 2018
YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NOMINEE

Mr. Banister, 59, retired as president and CEO of Aera Energy LLC (an oil and gas exploration and production company jointly owned by Shell Oil Company and ExxonMobil) in August 2015, having served in that position since 2007. Aera is one of California’s largest oil producers. Prior to Aera Energy, he served in executive level positions at Shell Oil, as technical vice president, Upstream Asia Pacific, from 2005 until 2007, and Upstream Americas from 2003 until 2005, overseeing drilling and development activities. From 2001 until 2003 he served as vice president of Business Development and Technology. He was president USA and executive vice president of Shell Services EP Gas and Power from 1998 to 2001. Mr. Banister joined Shell Oil in 1980 as an offshore facilities engineer. Mr. Banister is lead independent director of the Board of Directors of Tyson Foods, Inc. He also serves as trustee of the South Dakota School of Mines and Technology Foundation and is a member of the board of directors of the Harwood Institute for Public Innovation based in Bethesda, Maryland. Mr. Banister holds a B.S. in metallurgical engineering from the South Dakota School of Mines and Technology and in 2007 the university awarded him an honorary doctorate degree. He also received an honorary doctorate degree in 2002 from Fort Valley State University.
Through his position as president and CEO of an oil and gas exploration and production company and his 35 years working in the oil and gas industry with experience in onshore and offshore operations, global shared services, strategic planning, engineering and technology, Mr. Banister has gained valuable knowledge, experience and management leadership regarding many of the same issues that we face as a publicly traded company in the oil and gas industry, as well as insight into key issues faced by our international operations.

Gaurdie E. Banister, Jr. Director since 2015 Independent

Mr. Boyce, 62, retired as executive chairman of Peabody Energy Corporation (a private-sector coal company) in December 2015. He was named Chief Executive Officer Elect in 2005, and served as CEO from 2006 until 2015. Mr. Boyce was president of Peabody from 2003 to 2008 and was chief operating officer from 2003 to 2005. He was a director of Peabody since 2005, was appointed chairman in 2007 and executive chairman in 2015. From 2000 to 2003, Mr. Boyce served as chief executive officer-Energy of Rio Tinto plc (an international natural resource company). He served as president and CEO of Kennecott Energy Company from 1994 to 1999 and as president of Kennecott Minerals Company from 1993 to 1994, having served in positions of increasing responsibility with Kennecott since 1984. Mr. Boyce serves on the board of directors of Monsanto Company (a multinational agrochemical and agricultural biotechnology company) and Newmont Mining Corporation (a world-leading gold producer). He is past chairman of the National Mining Association, served on the board of directors of the U.S.-China Business Council, and is a member of the Business Council. Mr. Boyce is past chairman of the Coal Industry Advisory Board of the International Energy Agency, past member of the National Coal Council and past member of the board of trustees of Washington University of St. Louis. Mr. Boyce is on the Advisory Council of the University of Arizona’s Lowell Institute of Mineral Resources, and the School of Engineering and Applied Science National Council at Washington University. He is a trustee of the Heard Museum in Phoenix, Arizona. Mr. Boyce holds a B.S. in mining engineering from the University of Arizona and completed the Advanced Management Program from the Graduate School of Business at Harvard University.
Mr. Boyce’s former role as a chief executive officer has provided him with experience running a major corporation with international operations, including developing strategic insight and direction for his company, and exposed him to many of the same issues we face in our business, including markets, competitors, operational, regulatory, technology and financial matters.

Gregory H. Boyce Director since 2008 Independent

MARATHON OIL | 2017 PROXY STATEMENT 6

Mr. Deaton, 64, retired as executive chairman of the board of Baker Hughes Incorporated (an oilfield services company) in April 2013, having served in that position since 2012 and as chairman of the board from 2004 to 2012. He served as CEO of Baker Hughes from 2004 through 2011, and as president from 2008 through 2010. Prior to joining Baker Hughes, Mr. Deaton was president and CEO of Hanover Compressor Company from 2002 through 2004. He was a senior advisor to Schlumberger Oilfield Services from 1999 to September 2001 and was an executive vice president from 1998 to 1999. Mr. Deaton serves on the boards of directors of Ariel Corporation (a privately held gas compressor equipment manufacturer), Air Products and Chemicals, Inc. (an industrial gas and chemical supplier), CARBO Ceramics Inc. (an oil and gas production enhancement company) and Transocean Ltd. (an offshore drilling contractor). Mr. Deaton is a member of the Society of Petroleum Engineers. He also serves on the board of the University of Wyoming Foundation and on the Wyoming Governor’s Engineering Task Force. Mr. Deaton earned a Bachelor of Science in Geology from the University of Wyoming.
Mr. Deaton’s over 30 years of executive and management experience in the energy business, including over 15 years of senior executive experience in the oilfield services industry, provides him valuable knowledge, experience and management leadership regarding many of the same issues that we face as a publicly traded company in the oil and gas industry. His service on the boards of other publicly traded companies has provided him exposure to different industries and approaches to governance.

Chadwick C. Deaton Director since 2014 Independent

Ms. Donadio, 62, retired as a partner of Ernst & Young LLP (a multinational professional services firm) in 2014. Prior to her retirement, Ms. Donadio was Americas Oil & Gas Sector Leader for Ernst & Young LLP from 2007, with responsibility for one of Ernst & Young’s significant industry groups helping set firm strategy for oil and gas industry clients in the United States and throughout the Americas. Ms. Donadio joined Ernst & Young LLP in 1976, and from 1989 served as an audit partner for multiple companies in the oil and gas industry. During her tenure as a partner with Ernst & Young LLP, Ms. Donadio held various energy industry leadership positions. She has audit and public accounting experience with a specialization in domestic and international operations in all segments of the energy industry. Ms. Donadio is a member of the board of directors of National Oilwell Varco, Inc. (an oilfield products and services company), Norfolk Southern Corporation and Theatre Under the Stars. She is also a trustee for the Great Commission Foundation of the Episcopal Diocese of Texas, a member of the Corporation Development Committee of the Massachusetts Institute of Technology, and a member of the Dean's Advisory Council for the E. J. Ourso College of Business at Louisiana State University. Ms. Donadio holds a B.S. in accounting from Louisiana State University and is a licensed certified public accountant in the State of Texas.
Ms. Donadio’s comprehensive knowledge of public company financial reporting regulations and compliance requirements contributes valuable expertise to our Board. She also has a deep understanding of the strategic issues affecting companies in the oil and gas industry. In addition, her extensive audit and public accounting experience in the energy industry, both domestic and international, uniquely qualifies her to serve as a member of our Audit and Finance Committee.

Marcela E. Donadio Director since 2014 Independent

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Ambassador Lader, 71, served from 2001 to June 2015 as non-executive Chairman of WPP plc, a global advertising and communications services company, which includes J. Walter Thompson, Ogilvy & Mather, Young & Rubicam, Hill & Knowlton, Grey Global and Burson-Marsteller, among other international marketing and media services companies. He also serves as a senior advisor to Morgan Stanley (a financial services company) and Palantir Technologies (a private analytic data technology company), and is a partner in the law firm of Nelson, Mullins, Riley & Scarborough. Ambassador Lader served as U.S. Ambassador to the Court of St. James from 1997 through 2001, and was Assistant to the President and White House Deputy Chief of Staff, Deputy Director of the Office of Management and Budget, and Administrator of the U.S. Small Business Administration. His former service includes as president of Sea Pines Company, executive vice president of Sir James Goldsmith’s U.S. holding company, and President of universities in Australia and South Carolina. He also serves on the boards of directors of AES Corporation (a global power company) and United Company RUSAL Plc (a global aluminum producer). Ambassador Lader is a member of the Board of Trustees of RAND Corporation, previously serving as vice chairman, as well as a member of the Council on Foreign Relations. He holds a B.A. from Duke University (Phi Beta Kappa), an M.A. from the University of Michigan and a J.D. from Harvard Law School, completed graduate studies in law at Oxford University and has been awarded honorary doctorates by 14 universities and colleges.
Through his service as chairman of the world’s largest marketing and media services company, senior-level U.S. government appointments, partner at a major law firm and other appointments and positions, Ambassador Lader has valuable knowledge and experience managing many of the key issues we face as a publicly traded company. He has extensive experience with public policy matters, which uniquely qualify him to serve as Chairman of our Health, Environmental, Safety and Corporate Responsibility Committee.

Philip Lader Director since 2002 Independent

Mr. Phelps, 69, is chairman and founder of Dornoch Capital, Inc., a private investment company. Prior to forming Dornoch, he served as chairman and CEO of Westcoast Energy, Inc. (a natural gas company) from 1992 to 2002, as chief financial officer from 1987 to 1989, and as a corporate development executive from 1982 to 1987. Mr. Phelps serves on the board of directors of Enbridge Inc. He also serves as a director of Vancouver General Hospital Foundation, having previously served as Chair from 2010 to 2012. Within the past five years, he also served on the boards of directors of Spectra Energy Corporation (a pipeline and midstream company acquired by Enbridge Inc.), Canadian Pacific Railway Company and Prodigy Gold Incorporated (formerly Kodiak Exploration Ltd.). He is a member of the North American Advisory Board of the London School of Economics. Mr. Phelps holds a B.A. in economics and history and an LL.B. from the University of Manitoba, an LL.M. from the London School of Economics and Political Science in London, and has been awarded honorary doctorates by three universities.
Through his positions as chairman and founder of a private investment company, chairman and CEO of a natural gas company with international operations, and other executive and management positions, Mr. Phelps has valuable experience with key issues faced by international operations. His experience on the boards of several other publicly traded companies has given him exposure to a variety of industries and approaches to governance.

Michael E. J. Phelps Director since 2009 Independent

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Mr. Reilley, 64, is non-executive chairman of the Board of Marathon Oil Corporation. He served as chairman of Praxair, Inc. (a provider of gases and coatings) from 2006 to 2007, as chairman and chief executive officer in 2006, and as chairman, president and chief executive officer from 2000 to 2006. Prior to joining Praxair, Mr. Reilley served as executive vice president and chief operating officer of E. I. Du Pont de Nemours & Company since 1999, having served in positions of increasing responsibility with DuPont and Conoco, Inc. (which was acquired by DuPont in 1981) since joining Conoco in 1975 as a pipeline engineer. Mr. Reilley also serves on the board of directors of Dow Chemical Company (a provider of specialty chemicals) and CSX Corporation (an international transportation company). Within the past five years, Mr. Reilley also served on the boards of directors of Covidien Ltd., having served as non-executive chairman of Covidien from 2007 through 2008 and H. J. Heinz Co. He is a former Chairman of the American Chemistry Council. Mr. Reilley holds a B.S. in finance from Oklahoma State University.
Mr. Reilley has over 35 years of executive and management experience in the oil, petrochemical and chemical industries. His service as chairman, president and CEO of Praxair and other executive and management positions, has provided valuable experience in managing many of the major issues that we face as a publicly traded company in the oil and gas industry. His service on other publicly traded company boards has given him valuable insight and exposure to a variety of industries and approaches to governance.

Dennis H. Reilley Director since 2002 Independent

Mr. Tillman, 55, became a director, president and CEO of Marathon Oil on August 1, 2013. Prior to joining Marathon Oil, he served as vice president of engineering for ExxonMobil Development Company (a project design and execution company), where he was responsible for all global engineering staff engaged in major project concept selection, front-end design and engineering. He served as North Sea production manager and lead country manager for subsidiaries of ExxonMobil in Stavanger, Norway, from 2007 and 2010, and as acting vice president, ExxonMobil Upstream Research Company from 2006 to 2007. Mr. Tillman began his career in the oil and gas industry at Exxon Corporation in 1989 as a research engineer and has extensive operations management and leadership experience that has included assignments in Jakarta, Indonesia; Aberdeen, Scotland; Stavanger, Norway; Malabo, Equatorial Guinea; Dallas and New Orleans. He is a board member of the American Petroleum Institute, American Exploration & Production Council and the Greater Houston Partnership, a member of the University of Houston Energy Advisory Board and the Chemical and Engineering Advisory Councils of Texas A&M University. He is also a member of the National Petroleum Council, the Business Roundtable and the Society of Petroleum Engineers. Mr. Tillman serves as a member of the Celebration of Reading Committee within the Barbara Bush Houston Literacy Foundation. He also is a member of the advisory board and currently president of Spindletop Charities. Mr. Tillman holds a B.S. in chemical engineering from Texas A&M University and a Ph.D. in chemical engineering from Auburn University.
As our president and CEO, Mr. Tillman sets our Company’s strategic direction under the Board’s guidance. He has extensive knowledge and experience in global operations, project execution and leading edge technology in the oil and gas industry gained through his executive and management positions with our Company and ExxonMobil. His knowledge and hands-on experience with the day-to-day issues affecting our business provide the Board with invaluable information necessary to direct the business and affairs of our Company.

Lee M. Tillman Director since 2013 Management/Non-Independent

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CORPORATE GOVERNANCE

BOARD OF DIRECTORS
Our business and affairs are managed under the direction of the Board, currently comprised of eight directors. The Board met 14 times in 2016. Attendance for Board and committee meetings was 97.5% for the full year. Under our Corporate Governance Principles, directors are expected to attend the Annual Meeting of Stockholders. All of our directors attended the 2016 Annual Meeting.
Our Corporate Governance Principles require our non-employee directors to meet at regularly scheduled executive sessions. An offer of an executive session is extended to non-employee directors at each regularly scheduled Board meeting. In 2016, the non-employee directors held 10 independent executive sessions.

COMMITTEES OF THE BOARD
The Board has four standing committees: (i) the Audit and Finance Committee, (ii) the Compensation Committee, (iii) the Corporate Governance and Nominating Committee, and (iv) the Health, Environmental, Safety and Corporate Responsibility Committee. Each committee is comprised solely of independent directors as defined under the rules of the NYSE. Each committee’s written charter, adopted by the Board, is available on our website at www.marathonoil.com/Investor_Center/Corporate_Governance/Board_Committees_and_Charters/.
The following tables show each committee’s membership, principal functions and number of meetings in 2016.

Audit and Finance Committee(1)
Michael E. J. Phelps, Chair Members: Gaurdie E. Banister, Jr. Gregory H. Boyce Marcela E. Donadio Meetings in 2016: 7
• Appoints, compensates and oversees the work of the independent auditor.
• Reviews and approves in advance all audit, audit-related, tax and permissible non-audit services to be performed by the independent auditor.
• Meets separately with the independent auditor, the internal auditors and management with respect to the status and results of their activities annually reviewing and approving the audit plans.
• Reviews, evaluates and assures the rotation of the lead audit partner.
• Reviews with management, and if appropriate the internal auditors, our disclosure controls and procedures and management’s conclusions about their efficacy.
• Reviews, approves and discusses with management, the independent auditor and the internal auditors, as appropriate, the annual and quarterly financial statements, earnings press releases, reports of internal control over financial reporting, and the annual report.
• Discusses with management guidelines and policies for risk assessment and management.
• Reviews and recommends dividends, certain financings, loans, guarantees and other uses of credit.

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Compensation Committee
Gregory H. Boyce, Chair Members: Chadwick C. Deaton Marcela E. Donadio Philip Lader Meetings in 2016: 5
• Recommends to the Board all matters of policy and procedures relating to executive compensation.
• Reviews and approves corporate goals and objectives relevant to the CEO’s compensation, and determines and approves the CEO’s compensation level based on the Board’s performance evaluation.
• Determines and approves the compensation of the other executive officers, and reviews the executive officer succession plan.
• Administers our incentive compensation plans and equity-based plans, and confirms the certification of the achievement of performance levels under our incentive compensation plans.
• Reviews with management and recommends for inclusion in our annual Proxy Statement our Compensation Discussion and Analysis.

Corporate Governance and Nominating Committee
Chadwick C. Deaton, Chair Members: Gaurdie E. Banister, Jr. Philip Lader Michael E. J. Phelps Meetings in 2016: 4
• Reviews and recommends to the Board the appropriate size and composition of the Board, including candidates for election or re-election as directors, the criteria to be used for the selection of director candidates, the composition and functions of the Board committees, and all matters relating to the development and effective functioning of the Board.
• Reviews and recommends to the Board each committee’s membership and chairperson, including a determination of whether one or more Audit and Finance Committee members qualifies as a “financial expert” under applicable law.
• Assesses and recommends corporate governance practices, including reviewing and approving codes of conduct and policies applicable to our directors, officers and employees.
• Oversees the evaluation of the Board.
• Reviews and, if appropriate, approves related person transactions.

Health, Environmental, Safety and Corporate Responsibility Committee
Philip Lader, Chair Members: Gaurdie E. Banister, Jr. Gregory H. Boyce Chadwick C. Deaton Marcela E. Donadio Michael E. J. Phelps Meetings in 2016: 2
• Reviews and recommends Company policies, programs, and practices concerning broad health, environmental, safety, social, public policy and political issues.
• Identifies, evaluates and monitors the health, environmental, safety, social, public policy and potential trends, issues and concerns, which affect or could affect our business activities.
• Reviews legislative and regulatory issues affecting our businesses and operations.
• Reviews our political, charitable and educational contributions.

(1)    All the members of the Audit and Finance Committee meet the additional independence standards under Exchange Act Rule 10A-3. Based on the recommendation of the Corporate Governance and Nominating Committee, the Board has determined that each of Ms. Donadio and Mr. Phelps qualifies as an “Audit Committee Financial Expert” under the Securities and Exchange Commission’s (“SEC”) rules based upon the attributes, education and experience discussed in their respective biographies above.

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BOARD LEADERSHIP STRUCTURE
The Board does not have a policy regarding whether the roles of the Chairman and CEO should be separate, but rather makes this determination on the basis of what is best for our Company at a given point in time. Our current Chairman, Mr. Reilley, was appointed as non-executive chairman on January 1, 2014. As non-executive Chairman, Mr. Reilley presides at all meetings of stockholders and the Board, as well as at all executive sessions of the non-employee directors. We believe the Board leadership structure is appropriate for us at this time.

THE BOARD’S ROLE IN RISK OVERSIGHT
Responsibility for risk oversight rests with the Board and its committees:

•
The Audit and Finance Committee annually reviews our enterprise risk management process and the latest assessment of risks and key mitigation strategies. It regularly reviews risks associated with financial and accounting matters and reporting. It monitors compliance with legal and regulatory requirements and internal control systems, and reviews risks associated with financial strategies and the Company’s capital structure.

•
The Compensation Committee reviews the executive compensation program to ensure it does not encourage excessive risk-taking. It also reviews our executive compensation, incentive compensation and succession plans to ensure we have appropriate practices in place to support the retention and development of the talent necessary to achieve our business goals and objectives.

•
The Health, Environmental, Safety and Corporate Responsibility Committee regularly reviews and oversees operational risks, including those relating to health, environment, safety and security. It reviews risks associated with social, political and environmental trends, issues and concerns, domestic and international, which affect or could affect our business activities, performance and reputation.

•
The Board receives regular updates from the committees about these activities, and reviews additional risks not specifically within the purview of any particular committee and risks of a more strategic nature. Key risks associated with the strategic plan are reviewed annually at the Board’s strategy meeting and periodically throughout the year.

While the Board and its committees oversee risk management, Company management is responsible for managing risk. We have a robust enterprise risk management process for identifying, assessing and managing risk, and monitoring risk mitigation strategies. Our CEO and CFO and a committee of executive officers and senior managers work across the business to manage each enterprise level risk and to identify emerging risks.

RISK ASSESSMENT RELATED TO OUR COMPENSATION STRUCTURE
The Compensation Committee regularly evaluates and considers the role of executive compensation programs in ensuring that our executive officers take only appropriate and prudent risks, and that compensation opportunities do not motivate excessive risk-taking. The practices we employ include:

•	All executive officer compensation decisions are made by the Compensation Committee, which is comprised solely of independent directors.

•	The Compensation Committee is advised by an independent compensation consultant that performs no other work for executive management or our Company.

MARATHON OIL | 2017 PROXY STATEMENT 12

•	Our executives do not have employment agreements.

•	The Compensation Committee manages our compensation programs to be competitive with those of peer companies and monitors our programs against trends in executive compensation on an annual basis.

•	Our compensation programs are intended to balance short-term and long-term incentives.

•
Our annual cash bonus program is based on a balanced set of objective metrics that are not predominantly influenced by commodity prices. In addition, the Compensation Committee considers the achievement of individual performance commitments and overall corporate performance.

•	Annual cash bonuses are determined and paid to executive officers only after the Audit and Finance Committee has reviewed audited financial statements for the performance year.

•
The Compensation Committee regularly evaluates share utilization in our 2016 Incentive Compensation Plan by reviewing overhang levels (dilutive impact of equity compensation on our stockholders) and annual run rates (the aggregate shares awarded as a percentage of total outstanding shares).

•
Our clawback policy applies to annual cash bonuses and is generally triggered with respect to an executive officer in the event of a material accounting restatement due to noncompliance with financial reporting requirements or an act of fraud by that executive officer. Our long-term incentive awards for executive officers have similar provisions.

CORPORATE GOVERNANCE PRINCIPLES
Our Corporate Governance Principles address the Board’s general function, including its responsibilities, Board size, director elections and limits on the number of Board memberships. These principles also address Board independence, committee composition, the process for director selection and director qualifications, the Board’s performance review, the Board’s planning and oversight functions, director compensation and director retirement and resignation. The Corporate Governance Principles are available on our website at
www.marathonoil.com/Investor_Center/Corporate_Governance/.

CODE OF BUSINESS CONDUCT
Our Code of Business Conduct, which applies to our directors, officers and employees, is available on our website at www.marathonoil.com/About_Us/Our_Values/Ethics_and_Integrity/Code_of_Business_Conduct/.

CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS
Our Code of Ethics for Senior Financial Officers, which applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, is available on our website at www.marathonoil.com/Investor_Center/Corporate_Governance/Code_of_Ethics_for_Senior_Financial_Officers/. Under this code these officers must:

•	act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	provide full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC and in other public communications made by the Company;

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•	comply with applicable governmental laws, rules and regulations; and

•
promote the prompt internal reporting of violations of this Code of Ethics to the chair of the Audit and Finance Committee and to the appropriate person or persons identified in the Company’s Code of Business Conduct.

The code further provides that any violation will be subject to appropriate discipline, up to and including dismissal from the Company and prosecution under the law.

POLICY FOR REPORTING BUSINESS ETHICS CONCERNS
Our Policy for Reporting Business Ethics Concerns establishes procedures for the receipt and treatment of business ethics concerns received by the Company, including those regarding accounting, internal accounting controls, or auditing matters. The Policy for Reporting Business Ethics Concerns is available on our website at www.marathonoil.com/About_Us/Our_Values/Ethics_and_Integrity/Reporting_Business_Ethics_Concerns/.

COMMUNICATIONS FROM INTERESTED PARTIES
All interested parties, including security holders, may send communications to the Board through the Secretary of the Company. You may communicate with our outside directors, individually or as a group, by emailing
non-managedirectors@marathonoil.com. You may communicate with the Chairs of each of our Board’s committees by email as follows:

Committee Chair	Email Address
Audit and Finance Committee	auditandfinancechair@marathonoil.com
Compensation Committee	compchair@marathonoil.com
Corporate Governance and Nominating Committee	corpgovchair@marathonoil.com
Health, Environmental, Safety and Corporate Responsibility Committee	hescrchair@marathonoil.com
The corporate Secretary will forward to the directors all communications that, in her judgment, are appropriate for consideration by the directors. Examples of communications that would not be considered appropriate for consideration by the directors include commercial solicitations and matters not relevant to the Company’s affairs.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Messrs. Boyce, Deaton, and Lader and Ms. Donadio served on the Compensation Committee for all of 2016. There are no matters relating to interlocks or insider participation that we are required to report.

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DIRECTOR COMPENSATION
The Board determines annual retainers and other compensation for non-employee directors. Mr. Tillman, the only director who is also an employee, receives no additional compensation for his service on the Board.

CASH COMPENSATION
Following are the annual cash retainers we paid our non-employee directors for 2016:

Type of Fee	Amount ($)
Annual Board Retainer	150,000
Additional Retainer for Chairman of the Board	125,000
Additional Retainer for Audit and Finance Committee Chair	25,000
Additional Retainer for Compensation Committee Chair	25,000
Additional Retainer for Corporate Governance and Nominating Committee Chair	12,500
Additional Retainer for Health, Environmental, Safety and Corporate Responsibility Chair	12,500
Directors do not receive meeting fees for attendance at Board or committee meetings.
Non-employee directors may defer up to 100% of their annual retainer into an unfunded account under the Marathon Oil Corporation Deferred Compensation Plan for Non-Employee Directors. These deferred amounts may be invested in certain investment options, which generally mirror the investment options offered to employees under our Thrift Plan.

EQUITY-BASED COMPENSATION AND STOCK OWNERSHIP REQUIREMENTS
For 2016, non-employee directors received an annual common stock unit award valued at $175,000. These awards were credited to an unfunded account on the first business day of the calendar year, based on the closing stock price on the grant date. Prior to 2017, directors received dividend equivalents in the form of additional common stock units that were subsequently settled in common stock following vesting of the common stock units. Effective in 2017, directors may elect to defer settlement of their common stock units until after they cease serving on the Board. Directors who make such a deferral election continue to receive dividend equivalents in the form of additional common stock units, which will continue to be settled in common stock.
For directors who elect not to defer their common stock units, the units vest in three years, and when dividends are paid on our common stock, directors receive dividend equivalents in cash, which is deferred until the vesting date of the related common stock units. These awards vest and are payable shortly after the earlier of (a) the third anniversary of the grant date, or (b) the director’s departure from the Board.
Under our stock ownership guidelines, each non-employee director is expected to hold three times (four times in the case of the Chairman) the value of the annual retainer in Marathon Oil stock. Directors have five years from their initial election to the Board to meet this requirement. Directors who do not hold the required level of stock ownership due to fluctuations in the price of our common stock are expected to hold the awards they receive until they have met their requirement. As of January 31, 2017, all non-employee directors meet or exceed this ownership requirement.

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MATCHING GIFTS PROGRAMS
Under our matching gifts programs, we will annually match up to $10,000 in contributions made by non-employee directors to certain tax-exempt educational institutions. This annual limit is based on the date of the director’s gift to the institution. We will also make a donation to a charity of the director’s choice equal to the amount of his or her contribution to the Marathon Oil Company Employees Political Action Committee (“MEPAC”) for contributions above $200. MEPAC contributions are subject to a $5,000 annual limit.

2016 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)		Stock Awards(1) ($)	All Other Compensation(2) ($)	Total ($)
Gaurdie E. Banister, Jr.	150,000	(4)	175,000	0	325,000
Gregory H. Boyce	175,003		175,000	10,000	360,003
Pierre Brondeau(3)	40,642		175,000	0	215,642
Chadwick C. Deaton	159,375		175,000	10,000	344,375
Marcela E. Donadio	150,000		175,000	10,000	335,000
Philip Lader	162,508	(5)	175,000	15,000	352,508
Michael E. J. Phelps	175,003		175,000	0	350,003
Dennis H. Reilley	275,003		175,000	0	450,003
(1)    Represents the amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2016, in accordance with generally accepted accounting principles in the United States regarding stock compensation, for the annual common stock unit award. These amounts are also equal to the grant date fair value of the awards. The aggregate number of stock unit awards outstanding as of December 31, 2016 for each director is as follows: Mr. Banister, 16,757; Mr. Boyce, 53,361; Mr. Deaton, 25,647; Ms. Donadio, 20,264; Mr. Lader, 98,352; Mr. Phelps, 49,344; and Mr. Reilley, 102,080.
(2)    Represents contributions made under our matching gifts programs.
(3)     Mr. Brondeau’s service on the Board concluded on March 28, 2016.
(4)    Deferred under the Marathon Oil Corporation Deferred Compensation Plan for Non-Employee Directors.
(5) Mr. Lader deferred payment of his annual retainer under the Marathon Oil Corporation Deferred Compensation Plan for Non-Employee Directors, but received his additional retainer for serving as the Chair of the Health, Environmental, Safety and Corporate Responsibility Committee in cash.

MARATHON OIL | 2017 PROXY STATEMENT 16

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires that our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, file reports of beneficial ownership on Form 3 and changes in beneficial ownership on Form 4 or Form 5 with the SEC. Based solely on our review of the reporting forms and written representations provided by the individuals required to file reports, we have concluded that each of our directors and executive officers complied with the applicable reporting requirements for transactions in Company securities during 2016.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table shows the beneficial owners of five percent or more of the Company’s common stock, based on information available as of February 16, 2017:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Outstanding Shares
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	102,656,248	(1)	12.1%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	81,999,069	(2)	9.67%
Hotchkis and Wiley Capital Management, LLC 725 S. Figueroa Street, 39th Floor Los Angeles, CA 90017	48,332,703	(3)	5.70%
State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	47,908,553	(4)	5.65%
(1)    Based on its Schedule 13G/A filed with the SEC on January 12, 2017, BlackRock, Inc., through itself and as the parent holding company or control person over certain subsidiaries, beneficially owns 102,656,248 shares, has sole voting power over 93,526,713 shares, shared voting power over 72,647 shares, sole dispositive power over 102,583,601 shares, and shared dispositive power over 72,647 shares.
(2)    Based on its Schedule 13G/A filed with the SEC on February 10, 2017, the Vanguard Group, as an investment advisor, beneficially owns 81,999,069 shares, has sole voting power over 1,343,700 shares, shared voting power over 171,637 shares, sole dispositive power over 80,517,991 shares, and shared dispositive power over 1,481,078 shares. Vanguard Fiduciary Trust Company, a wholly owned subsidiary of Vanguard, is the beneficial owner of 1,094,911 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly owned subsidiary of Vanguard, is the beneficial owner of 634,956 shares as a result of its serving as investment manager of Australian investment offerings.
(3)    Based on its Schedule 13G/A filed with the SEC on February 10, 2017, 48,332,703 shares are owned of record by clients of Hotchkis and Wiley Capital Management, LLC (“HWCM”) in its capacity as investment advisor. HWCM disclaims

17 MARATHON OIL | 2017 PROXY STATEMENT

beneficial ownership of such shares. HWCM has sole voting power over 27,710,161 shares, shared voting power over no shares, sole dispositive power over 48,332,703 shares, and shared dispositive over no shares. The securities as to which the Schedule 13G/A was filed are owned of record by clients of HWCM. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of this class of securities.
(4)    Based on its Schedule 13G filed with the SEC on February 8, 2017, State Street Corporation, together with certain of its direct or indirect subsidiaries, has sole voting power over no shares, shared voting power over 47,908,553 shares, sole dispositive power over no shares and shared dispositive power over 47,908,553 shares.

SECURITY OWNERSHIP OF MANAGEMENT
The following table shows the number of shares of Marathon Oil common stock beneficially owned as of
March 1, 2017, by each director, by each executive officer named in the Summary Compensation Table and by all directors and executive officers as a group.

Name	Shares		Restricted Stock(1)	Stock Options Exercisable Prior to April 29, 2017(2)	Total Shares(3)	% of Total Outstanding
Gaurdie E. Banister, Jr.	34,209	(4)(5)	0	0	34,209	*
Gregory H. Boyce	84,368	(4)(5)	0	0	84,368	*
Chadwick C. Deaton	35,499	(4)(5)	0	0	35,499	*
Marcela E. Donadio	30,117	(4)	0	0	30,117	*
Philip Lader	125,133	(4)(5)	0	0	125,133	*
Michael E. J. Phelps	70,351	(4)(5)	0	0	70,351	*
Dennis H. Reilley	127,287	(4)(5)	0	0	127,287	*
Lee M. Tillman	148,202		412,263	935,135	1,495,600	*
Patrick J. Wagner	7,618		70,302	88,021	165,941	*
T. Mitchell Little	35,770		173,879	235,670	445,319	*
Sylvia J. Kerrigan	53,487	(5)	108,801	460,745	623,033	*
Catherine L. Krajicek	9,670		47,700	113,068	170,438	*
John R. Sult	12,750		0	0	12,750	*
Lance W. Robertson	34,112	(5)	0	0	34,112	*
All Directors and Executive Officers as a group (13 persons)				(1)(2)(4)(5)(6)	3,370,076	*

*	Does not exceed 1% of the common shares outstanding.
(1)    Reflects shares of restricted stock granted under the 2012 Incentive Compensation Plan and 2016 Incentive Compensation Plan, which are subject to limits on sale and transfer and can be forfeited under certain conditions.
(2)    Includes options exercisable within sixty days of March 1, 2017, including the following number of options that are not in-the-money based on the closing price of our common stock on March 31, 2017 ($15.80): Mr. Tillman: 731,135; Mr. Wagner: 61,355; Mr. Little: 177,004; Ms. Kerrigan: 407,412; and Ms. Krajicek: 91,478.
(3)    None of the shares are pledged as security.
(4)    Includes deferrals of annual retainers into common stock units under the Deferred Compensation Plan for Non-Employee Directors and the 2003 Incentive Compensation Plan prior to January 1, 2006, and non-retainer annual director stock awards in common stock units under the 2007 Incentive Compensation Plan, the 2012 Incentive Compensation Plan, and the 2016 Incentive Compensation Plan, including their respective dividend equivalent rights allocated in common stock units, as follows:

MARATHON OIL | 2017 PROXY STATEMENT 18

Name	Annual Retainer Deferred Into Common Stock Units	Annual Common Stock Unit Awards
Gaurdie E. Banister, Jr.	0	26,609
Gregory H. Boyce	0	57,830
Chadwick C. Deaton	0	30,117
Marcela E. Donadio	0	30,117
Philip Lader	19,234	83,589
Michael E. J. Phelps	0	53,813
Dennis H. Reilley	22,962	83,588
(5)    Includes all shares held, if any, under the Marathon Oil Thrift Plan, a Dividend Reinvestment and Direct Stock Purchase Plan, the Non-Employee Director Stock Plan and in brokerage accounts.
(6) Excludes shares held by Messrs. Sult and Robertson as they are not currently executive officers.

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AUDIT AND FINANCE COMMITTEE REPORT
The Audit and Finance Committee’s purpose is to assist the Board in fulfilling its oversight responsibilities relating to, among other things:

•	the integrity of the Company’s financial statements and financial reporting process and the Company’s systems of internal accounting and financial controls;

•	the engagement of the independent auditor and the evaluation of the independent auditor’s qualifications, independence and performance;

•	the performance of the internal audit function;

•	the Company’s compliance with legal and regulatory requirements; and

•	the Company’s risk management process.
The Audit and Finance Committee is comprised of four directors, each of whom has been determined by the Board to be independent and financially literate under the NYSE’s requirements. See the director biographies under “Proposal 1: Election of Directors” for more information about the qualifications, education and experience of each Committee member. Based on these qualifications, the Board has determined that each of Marcela E. Donadio and Michael E. J. Phelps qualifies as an “Audit Committee Financial Expert” under the SEC’s rules. The Audit and Finance Committee’s responsibilities are set forth in its charter, available on our website at www.marathonoil.com/Investor_Center/Corporate_Governance/Board_Committees_and_Charters/. The Audit and Finance Committee met a total of seven times in 2016, including four in-person meetings at which the Committee met with the Company’s internal audit organization and the independent auditor, with and without management present.
Management has primary responsibility for preparing our financial statements and establishing and maintaining our internal control over financial reporting. The Company’s independent auditor is responsible for auditing our financial statements and the effectiveness of our internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (“PCAOB”), and issuing its reports based on those audits. The Audit and Finance Committee oversees these processes.
In connection with the evaluation, appointment and retention of the independent registered public accountants, the Audit and Finance Committee annually reviews the qualifications, performance and independence of the independent auditor and lead engagement partner, and assures the regular rotation of the lead engagement partner as required. In doing so, the Audit and Finance Committee considers a number of factors including, but not limited to: quality of services provided; technical expertise and knowledge of the industry; effective communication; objectivity; and independence. Based on this evaluation, the Audit and Finance Committee has selected PricewaterhouseCoopers LLP (“PwC”), an independent registered public accounting firm, to audit the Company’s financial statements and the effectiveness of internal control over financial reporting for 2017. In conjunction with the mandated rotation of the lead audit partner, the Audit and Finance Committee and its chairperson are directly involved in the selection of PwC’s lead engagement partner. The current lead engagement partner was selected in 2016, effective for 2017.
We are seeking our stockholders’ ratification of the appointment of PwC to audit the Company’s financial statements and the effectiveness of internal control over financial reporting for 2017 at the Annual Meeting. The Audit and Finance Committee and the Board believe the appointment of PwC as our independent auditor for 2017 is in the Company’s best interests and in the best interests of our stockholders.
The Audit and Finance Committee reviews and pre-approves the fees and expenses of the independent auditor for audit, audit-related, tax and permissible non-audit services. See “Proposal 2: Ratification of Independent Auditor for 2017” for more information on our pre-approval policy.

MARATHON OIL | 2017 PROXY STATEMENT 20

In connection with the preparation of the Company’s audited financial statements for the year ended December 31, 2016 and the report on internal control over financial reporting for 2016:

•	The Audit and Finance Committee reviewed and discussed with management the Company’s audited financial statements and its report on internal control over financial reporting for 2016.

•
The Audit and Finance Committee met throughout the year with management and PwC, and met with PwC each quarter without the presence of management. The Committee discussed with PwC the matters required to be discussed by the auditing standards of the PCAOB.

•
The Audit and Finance Committee received the written disclosures and the letter from PwC required by the applicable requirements of the PCAOB for independent auditor communications with audit committees concerning independence, and has considered whether PwC’s provision of non-audit services to the Company was compatible with maintaining such independence.

Based on this review and discussion, the Audit and Finance Committee recommended to the Board that the Company’s audited financial statements for the year ended December 31, 2016 and the report on internal control over financial reporting be included in the Company’s Annual Report on Form 10-K for 2016 filed with the SEC.
AUDIT AND FINANCE COMMITTEE
Michael E. J. Phelps, Chair
Gaurdie E. Banister, Jr.
Gregory H. Boyce
Marcela E. Donadio
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed with management the Company’s Compensation Discussion and Analysis for 2016. Based on that review, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
COMPENSATION COMMITTEE
Gregory H. Boyce, Chair
Chadwick C. Deaton
Marcela E. Donadio
Philip Lader

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COMPENSATION DISCUSSION AND ANALYSIS
The following Compensation Discussion and Analysis describes in detail the compensation paid to the named executive officers (“NEOs”) listed in the Summary Compensation Table. It is designed to provide stockholders with an understanding of our compensation principles and practices and insight into our decision-making process as it relates to the compensation of our NEOs.
For 2016, our NEOs were:

Name	Title
Lee M. Tillman	President and Chief Executive Officer
Patrick J. Wagner	Interim Chief Financial Officer and Vice President, Corporate Development and Strategy
T. Mitchell Little	Executive Vice President, Operations
Sylvia J. Kerrigan	Executive Vice President, General Counsel and Secretary
Catherine L. Krajicek	Vice President, Conventional
John R. Sult	Former Executive Vice President and Chief Financial Officer
Lance W. Robertson	Former Vice President, Resource Plays

EXECUTIVE SUMMARY
2016 OPERATIONAL & FINANCIAL HIGHLIGHTS
2016 was a year of delivering on our commitments, despite an extremely volatile commodity price environment that saw oil trade below $30 a barrel. We set a clear over-arching goal for 2016 – to live within our means by balancing capital expenditures and the dividend with operating cash flows and proceeds from our non-core asset sale program. Our success was predicated on capital discipline, portfolio management, operational execution and a relentless focus on our costs. Our original $1.4 billion capital program was revised down to $1.3 billion mid-year, and we ultimately finished the year at $1.1 billion while exceeding the midpoint of our production guidance.
An intense focus on expense reductions was an essential component of living within our cash flows. Our North America E&P production expense averaged under $6 per barrel of oil equivalent (“BOE”) for the year while International E&P averaged about $5.05 ($4.40 excluding Libya). We continued our emphasis on general and administrative (“G&A”) costs, reducing them by a further 18 percent from 2015 levels.
We surpassed the top end of our non-core asset sale guidance range by $300 million through a series of transactions, the largest of which was the divestiture of our Wyoming asset. In addition to the divestitures, we also added a meaningful 61,000 net acre position in the STACK (which abbreviates, Sooner Trend, Anadarko (basin), Canadian (and) Kingfisher (counties)) in 2016 that further enhanced our high quality inventory in our three U.S. resource plays.
We executed on all of these fronts in 2016 while ending the year with $2.5 billion in cash and $5.8 billion of total liquidity, strongly positioning the Company to deliver shareholder value in 2017 and beyond.
2016 EXECUTIVE COMPENSATION HIGHLIGHTS
In 2016 and early 2017, the Committee demonstrated its continued commitment to corporate governance and sound compensation practices, further aligning the interests of executive officers with the long-term interests of our stockholders.
In recognition of the difficult commodity price environment, the Committee kept NEO base salaries flat in early 2016 (prior to several leadership team changes later in the year), as well as reduced the grant-date value of

MARATHON OIL | 2017 PROXY STATEMENT 22

restricted stock awards by 25%. The Committee also streamlined the Company’s quantitative and qualitative scorecards to enhance linkage between enterprise metrics and Company strategy.
Additionally in 2016, we enhanced our stockholder engagement program to solicit valuable feedback from our investors. Overall, stockholders voiced support for our compensation program and provided important insight on program design and disclosure, which we considered thoughtfully when making decisions throughout the year.
Based on recent market trends, the Committee also made the decision in early 2017 to modify officer Change in Control (CIC) provisions to better align with competitive practices and recent trends. Beginning with awards granted in 2018, accelerated vesting of restricted stock and stock options will only occur upon termination without cause or for good reason following a Change in Control (i.e. double-trigger vesting).

COMPENSATION PHILOSOPHY
Our success is based on financial performance and operational results, and we believe that our executive compensation program is an important driver of that success. The primary objectives of our program are to:

•
Pay for performance. Our program is designed to reward executives for their performance and motivate them to continue to perform at a high level. Cash bonuses based on annual performance, combined with equity awards that vest over several years, balance short-term and long-term business objectives.

•
Encourage creation of long-term stockholder value. Equity awards and robust stock ownership requirements align our executives’ interests with those of our stockholders. A substantial portion of our NEOs’ long-term incentive awards is comprised of stock options and performance units tied to relative stockholder returns.

•
Pay competitively. We provide market-competitive pay levels to attract and retain the best talent, and regularly benchmark each component of our pay program, including our benefit programs, to ensure we remain competitive.

COMPENSATION GOVERNANCE & BEST PRACTICES
The Committee periodically evaluates market best practices in executive compensation and modifies our compensation program as necessary to ensure it continues to provide balanced incentives, while managing compensation risks appropriately in the context of our business objectives. Our program incorporates the following best practices:
WHAT WE DO
☑ Emphasize at-risk compensation designed to link pay to performance
☑ Engage an independent compensation consultant to advise the Committee
☑ Maintain stock ownership requirements for officers and directors
☑ Maintain “double-trigger” change in control cash payments
☑ Dedicate significant time to robust executive succession planning and leadership development each year
☑ Offer minimal use of perquisites and no related tax gross-ups
WHAT WE DON’T DO
☒ Grant annual cash bonuses or long-term incentive awards to executive officers that are not subject to clawback

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☒ Provide gross-up payments to cover excise taxes for executive officers
☒ Allow margin, derivative or speculative transactions, such as hedges, pledges and margin accounts, by executive officers
☒ Reward executives for excessive, inappropriate or unnecessary risk-taking

PAY FOR PERFORMANCE
Our executive compensation programs deliver payments aligned with performance achieved and are designed in a way that company performance significantly impacts the realizable pay of our NEOs. As demonstrated in the following graphs, the Company’s total shareholder return (TSR) performance relative to our peers has impacted Mr. Tillman’s pay over time, resulting in realizable pay over the past three years that is in line with the performance of the Company.
The value shown (in thousands) as of December 31, 2016 represents the annual base salary, the actual bonus paid for each year’s performance, the year-end value of restricted stock, an updated Black-Scholes valuation of stock options, and an estimated prevailing value of performance awards. The ultimate value of these stock-based awards will depend on our future stock price performance and our total shareholder return relative to industry peers. In combination, the realizable compensation from these awarded opportunities reflects both the Company’s near-term financial and operating successes and the Company’s long-term stock performance.
These graphics emphasize that the realizable value of Mr. Tillman’s compensation is significantly aligned with stockholder value creation. Due to declining commodity prices and the resulting decline in Company share price, 2014 and 2015 show significant decrease from the intended target value of Mr. Tillman’s total compensation. However, the Company experienced an increase in share price in 2016, and Mr. Tillman’s realizable pay, along with overall stockholder value, benefited from the upturn throughout the year.
Values for these illustrations were determined with the following inputs:

•	Our closing stock price of $17.31 as of December 31, 2016;

•	An updated Black-Scholes valuation of outstanding stock options as of December 31, 2016; and

•	Our rank in our TSR peer group as of December 31, 2016 and the corresponding payout percentage as measured under our performance unit programs: 0% for 2014, 0% for 2015, and 67% for 2016.

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HOW WE DETERMINE EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE
The Committee is responsible for establishing and overseeing executive compensation programs and policies that are consistent with our overall compensation philosophy. In making such decisions, the Committee considers a variety of factors, including stockholder feedback, information provided by its independent compensation consultant, our CEO’s input, Peer Group data, each executive’s experience in the role, Company and individual performance, internal pay equity and any other information the Committee deems relevant in its discretion.
STOCKHOLDER OUTREACH
The Committee also considers the outcomes of the Company’s advisory stockholder vote on our executive compensation program and any associated stockholder outreach initiatives when making compensation decisions. At our 2016 Annual Meeting, our stockholders expressed support for the Company’s proposals and all of our agenda items were approved. Within those approvals, over 84% of shares voted in favor of our 2016 “say-on-pay” agenda item.
To continue our focus on best practices, we enhanced our stockholder engagement program to solicit valuable feedback from investors which we then shared with the Committee and the Board. We contacted a broad base of institutional investors and spoke with those interested in meeting and sharing feedback with us. Overall, investor feedback was positive regarding our executive compensation program and its link between pay and performance.
COMPENSATION CONSULTANT
For 2016, the Committee directly engaged Meridian Compensation Partners LLC (“Meridian”) as its independent compensation consultant to advise the Committee on executive compensation matters. Meridian provides the Committee with information on industry trends, market practices and legislative issues. Meridian provides no other services to the Company or our executive officers, and the Committee has the right to terminate the services of Meridian and appoint a new compensation consultant at any time.
Meridian interacts with several of our officers and employees as necessary. In addition, Meridian may seek input and feedback from members of our management regarding its work product prior to presentation to the Committee to confirm that information is accurate or address other issues. We believe that Meridian provides an independent perspective to the Committee.
THE CEO’S ROLE
The Committee seeks significant input from the CEO on compensation decisions and performance appraisals for all executive officers other than himself. However, all final compensation decisions for our executive officers are made by the Committee. The CEO does not provide recommendations or participate in Committee discussions concerning his own compensation.

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PEER GROUP
Peer group benchmarking is one of several factors the Committee considers in setting pay. Our Peer Group, which is reviewed annually by the Committee, is comprised of the industry companies the Committee believes provide the best external benchmarks for executive compensation and general company performance. In selecting the Peer Group, the Committee considered pertinent financial measures for each company, including market capitalization, assets and revenue, as shown (in millions) in the table below.

	Market Capitalization	Assets	Revenue
Peer Group 50th Percentile	$18,857	$24,346	$5,342
Marathon Oil	$12,726	$32,527	$4,279
Our Peer Group reflects the companies against which we compete for executive talent as an independent exploration and production company.

2016 Peer Group Companies
Anadarko Petroleum Corporation	EOG Resources, Inc.
Apache Corporation	Hess Corporation
Chesapeake Energy Corporation	Murphy Oil Corporation
ConocoPhillips Co.	Noble Energy, Inc.
Devon Energy Corporation	Occidental Petroleum Corporation
Encana Corp.	Pioneer Natural Resources Company
In 2016, the Committee reviewed the Peer Group and decided not to make changes. While ConocoPhillips remained a member of the Peer Group for purposes of TSR and company performance, it was not included in compensation benchmarking data for individual officer positions due to its significantly larger market capitalization and size.
At the start of 2017, the Committee approved changes to the Peer Group going forward. To ensure that our Peer Group is most relevant in terms of general size and business scope, ConocoPhillips and Occidental Petroleum were removed, and Continental Resources was added to the Peer Group for purposes of relative TSR and executive compensation benchmarking.
COMPENSATION BENCHMARKING PROCESS
The Committee conducts an annual comparison of the compensation of our NEOs to the compensation of executives with similar job responsibilities among companies in our Peer Group, based upon information gathered and provided by Meridian. The Committee references this competitive market analysis in making compensation decisions for the coming year. The Committee generally targets executive total direct compensation opportunities at the 50th percentile of the Peer Group for average performance and adjusts total direct compensation opportunities higher or lower based on the Committee’s assessment of each executive position. We define total direct compensation as the sum of base salary, target annual cash bonus and the intended grant-date value of long-term incentive awards.
In October 2016, Meridian provided the Committee a market analysis that included information regarding Peer Group executives’ base salaries, target annual bonus levels and the mix and level of long-term incentives. According to this analysis, NEO compensation levels varied by individual, but were well positioned relative to 50th percentile benchmarks of comparable roles, averaging 100% of the market 50th percentile. The compensation of our CEO was 85% of the market 50th percentile.

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ELEMENTS OF OUR EXECUTIVE COMPENSATION
Our executive compensation program includes base salary, annual cash bonuses, long-term incentive awards and other benefits and perquisites. By design, a significant portion of our executive officers’ overall compensation, including annual cash bonuses and long-term incentive awards, is “performance-based,” and the opportunity to earn value is largely dependent on both Company and individual performance. The Committee determines a total compensation opportunity for each executive officer based on a review of competitive market data, a review of our compensation philosophy and the Committee’s subjective judgment. The Committee does not set fixed percentages for each element of compensation, so the mix may change over time as the competitive market moves, governance standards evolve or our business needs change.
The following table shows the 2016 pay mix of total target direct compensation components for our NEOs. The allocation of our compensation components, with a significant emphasis on long-term incentive awards, aligns with the practices of our Peer Group.

2016 TOTAL DIRECT COMPENSATION OVERVIEW
The Committee determined 2016 base salaries, target annual cash bonus opportunities and long-term incentive awards in February 2016. The Committee determined the payment of 2016 annual cash bonuses in February 2017, after 2016 business results were known and audited.
The following table summarizes the elements of total direct compensation the Committee awarded to our NEOs for 2016 as part of our regular compensation program. The amounts shown differ from the amounts shown in the Summary Compensation Table because this table provides the intended value for LTI compensation. Intended value reflects established compensation valuation methodologies that are similar to, but may differ from, the methodologies used for accounting purposes as reflected in the Summary Compensation Table and the Grants of Plan-Based Awards Table. Additionally, this table excludes changes in pension value.

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Name	2016 Year End Base Salary	2016 Bonus Payment (paid in 2017)	2016 LTI Award Intended Value	2016 Total Direct Compensation
Mr. Tillman	$1,050,000	$1,312,500	$7,076,250	$9,438,750
Mr. Wagner	$415,000	$342,380	$925,000	$1,682,380
Mr. Little	$600,000	$510,000	$2,035,000	$3,145,000
Ms. Kerrigan	$575,000	$488,750	$1,850,000	$2,913,750
Ms. Krajicek	$400,000	$300,000	$693,750	$1,393,750
Mr. Sult*	$600,000	N/A	$2,127,500	$2,727,500
Mr. Robertson*	$510,000	N/A	$2,035,000	$2,545,000
*The salaries shown for Messrs. Sult and Robertson are their salaries on their last day of employment, August 31, 2016.
Note: Messrs. Wagner and Little and Ms. Krajicek received salary increases in conjunction with a reorganization of executive responsibilities occurring in the third quarter of 2016. These salary changes (included above) were not related to the general annual compensation review.

BASE SALARY
The primary purpose of base salary is to recognize and reward overall responsibilities, experience and established skills. In setting base salary, the Committee compares each NEO’s current salary to the market 50th percentile, and considers each individual’s experience and expertise, the value and responsibility associated with the role and internal pay equity. The Committee does not use a formula to calculate base salary increases for NEOs.
In February 2016, the Committee reviewed base salaries and the considerations noted above. However, given the current market conditions in the industry, the Committee determined to make no base salary increases for the NEOs at that time.
Following our leadership changes and the associated reorganization to reduce our total number of officers in August 2016, the Committee reviewed base salaries in light of the new roles and expanded responsibilities of our NEOs, and as noted above, adjusted the base salaries of Messrs. Wagner and Little and Ms. Krajicek accordingly.

Name	Base Salary as of January 1, 2016	Base Salary as of March 1, 2016	Base Salary as of January 1, 2017
Mr. Tillman	$1,050,000	$1,050,000	$1,050,000
Mr. Wagner	$375,000	$375,000	$415,000
Mr. Little	$500,000	$500,000	$600,000
Ms. Kerrigan	$575,000	$575,000	$575,000
Ms. Krajicek	$365,000	$365,000	$400,000
Mr. Sult	$600,000	$600,000	N/A
Mr. Robertson	$510,000	$510,000	N/A

ANNUAL CASH BONUS
The annual cash bonus rewards executives for achieving short-term financial, operational and strategic goals that drive stockholder value, as well as for individual performance during the year.
When determining target bonus opportunities for our executives, the Committee considers the market 50th percentile, as well as each executive’s experience, relative scope of responsibility and potential, internal pay

MARATHON OIL | 2017 PROXY STATEMENT 28

equity considerations and any other information the Committee deems relevant in its discretion. Our targeted performance goals are established to challenge our NEOs to perform at a high level. Payout results may be above or below target based on actual Company and individual performance.
The Committee determined the 2016 annual cash bonus payout for each NEO based on its assessment of the following:

•	Quantitative Company performance goals, established by the Committee during the first quarter of the year, weighted at 70%;

•	Qualitative organizational and strategic performance goals, established by the Committee during the first quarter of the year, weighted at 30%; and

•	Individual performance, including achievement of pre-established goals, leadership and ethics, and overall value that the officer created for the Company.
The illustration below summarizes the framework the Committee uses to determine individual officer bonus payouts:

[	Base Salary	x	Bonus Target (as % of Base Salary)	=	Target Bonus Opportunity	]	x	Company Performance Score 70% Quantitative Performance 30% Organizational / Strategic Performance	+/-	Individual Performance Adjustment	=	Annual Bonus Payout
The quantitative and qualitative scores can range between 0% and 200% (target is 100%). The final payout for each NEO may be adjusted based on the Committee’s discretionary assessment of the NEO’s individual performance.
2016 QUANTITATIVE PERFORMANCE METRICS
During the first quarter of 2016, the Committee established quantitative performance goals for the bonus program, taking into consideration key financial, safety and operational performance measures that are important indicators of success in our industry. The Company’s business strategy in 2016 addressed the significant decrease in commodity prices, and increased the focus on cost management, efficiencies and balance sheet strength.
To align with this strategy, the Company made significant changes in the list and weighting of quantitative bonus metrics. These changes included the addition of a financial metric related to cash margin per BOE and a decreased weighting on exploration & production (“E&P”) production volumes. The Committee also streamlined the quantitative scorecard by removing certain metrics and including them as part of our organizational and strategic objectives.
The Committee determined the target level of performance for each metric by evaluating factors such as performance achieved in the immediately preceding year, anticipated challenges for 2016, the business plan and Company strategy.
The Committee believes that above-target bonus contributions from the quantitative metrics should be tempered in years when either net earnings or total shareholder returns are negative. In 2016, the Company generated a 30.2% increase in shareholder value, but generated negative net earnings.
In early 2017, the Committee evaluated the Company’s 2016 quantitative performance against goals established in early 2016, when commodity prices were at their lowest levels. The Company delivered quantitative results that exceeded those targets in almost every category, including safety, cost management, operating earnings and production. The Committee recognized management’s significant contributions to achieve these outcomes and to steer the Company through a challenging environment. The Committee also exercised discretion to limit the impact of the quantitative out-performance, due to the Company’s negative net earnings.

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The following table shows the targets and weightings established by the Committee and the performance achieved during 2016.

Critical Capability	Weight (%)	Performance Measure	Target	Performance Achieved
Operational Excellence	15	TRIR(1)	0.52	0.35
		Serious Event Rate(2)	0.36	0.33
	25	Production, MBOEPD(3)	340	342
		SCO Production, MBPD(4)	44	46
Financial Stewardship	40	Cash Costs, $/BOE(5)	9.19	8.66
		F & D Cost, $/BOE Reserve(6)	17.25	10.74
	20	EBITDAX, $/BOE(7)	8.09	13.08
(1)    Calculated according to the same formula as the Occupational Safety and Health Administration (“OSHA”) Recordable Incident Rate by dividing (a) the total number of OSHA recordable incidents multiplied by 200,000 by (b) the total number of hours worked. This metric includes both Company employees and contractors, and applies to Company-operated properties only.
(2)    Comprised of the total number of significant and critical severity events (as defined in the Company’s Event Reporting and Management Standard) and exposure hours, calculated by dividing (a) the number of events multiplied by 200,000 by (b) total exposure hours. This metric applies to Company-operated properties only.
(3)    Represents our North America E&P and International E&P segments available for sale, adjusted for pricing effects of production sharing contracts, catastrophic events, changes in business climate, acquisitions, and divestitures. This metric excludes Libya.
(4)    Calculated as net synthetic crude oil production (bitumen after royalties and upgrading, excluding blend-stocks), adjusted for price, business climate, acquisitions and divestitures.
(5)    Includes lease operating expense, above field expense, and general and administrative, adjusted for foreign exchange rates, legal settlements, and acquisitions and divestitures.  Production denominator is recorded sales adjusted for pricing effects of PSCs, catastrophic events, changes in business climate, acquisitions and divestitures. This metric excludes Libya and Oil Sands Mining.
(6)    Calculated by dividing (a) capital expenditures and cash exploration expenditures adjusted for foreign exchange rate, capitalized interest and capitalized asset retirement obligations from our North America E&P, International E&P and Oil Sands Mining segments by (b) reserves excluding dispositions and price related changes. This metric excludes Libya.
(7)    Earnings before interest, taxes, depreciation, amortization, and exploration adjusted for special items. Production denominator is recorded sales adjusted for pricing effects of production sharing contracts, catastrophic events, changes in business climate, acquisitions, and divestitures. This metric excludes Libya and Oil Sands Mining.
2016 ORGANIZATIONAL AND STRATEGIC PERFORMANCE
After assessing the Company’s financial and operational performance, the Committee evaluated the organizational and strategic performance achievements, representing 30% of the total bonus award opportunity. For 2016, the Committee more clearly defined the Company’s qualitative objectives and adopted five metrics to measure organizational and strategic performance: (1) no additional net debt, (2) achievement of our sales target for non-core assets, (3) improvement of one-year relative TSR, (4) resource additions, and (5) no significant spills to the environment.
These metrics are evaluated by the Committee to determine whether they have been achieved, but there are generally no threshold or weighting guidelines. We achieved positive results on all of these metrics except resource replacement.

MARATHON OIL | 2017 PROXY STATEMENT 30

Upon review of these qualitative outcomes, the Committee concluded that the Company had achieved overall performance at target expectations.
2016 INDIVIDUAL PERFORMANCE
Although our annual bonus program applies a framework and uses goals and formulas, the Committee maintains discretion to adjust individual cash bonuses to recognize critical performance factors and accomplishments that may not have been fully considered in the performance score calculation. In evaluating our NEOs’ contributions during 2016, the Committee considered each NEO’s specific contribution to our Company’s key achievements, including those discussed under “Compensation Discussion and Analysis—Executive Summary.” Following this consideration, the Committee determined to make no individual adjustments to the NEOs’ 2016 bonuses, except with respect to Mr. Wagner. In recognition of Mr. Wagner’s strategic performance in his current role and as interim Chief Financial Officer, the Committee determined that Mr. Wagner’s payout would be paid above target at 110%.
ANNUAL CASH BONUS PAYOUTS EARNED FOR 2016
Taking into consideration the Company’s quantitative performance, the Company’s qualitative organizational and strategic performance and individual performance, the Committee determined to assess overall performance under the 2016 bonus program at 100% of target.

	Base Salary as of December 31, 2016	Bonus Target	Target Bonus Opportunity	Percent of Target Achieved	Actual Bonus Payout
Mr. Tillman	$1,050,000	125%	$1,312,500	100%	$1,312,500
Mr. Wagner	$415,000	75%	$311,250	110%	$342,380
Mr. Little	$600,000	85%	$510,000	100%	$510,000
Ms. Kerrigan	$575,000	85%	$488,750	100%	$488,750
Ms. Krajicek	$400,000	75%	$300,000	100%	$300,000
Note: Due to the timing of their separation from the Company, Messrs. Sult and Robertson were not eligible for a 2016 annual cash bonus payment.

LONG-TERM INCENTIVES
Long-term incentive, or LTI, awards align the interests of NEOs and stockholders over the long term. These awards assist NEOs in establishing and maintaining significant equity ownership and place a meaningful portion of compensation at risk based on our common stock price performance. Long-term incentives also encourage retention through continued service requirements and are intended to represent the largest portion of the NEOs’ total direct compensation.
The Committee awards LTIs based on an intended award value that reflects competitive market data, each NEO’s performance and each NEO’s intended target total compensation. The 2016 intended award value for NEOs was allocated 50% to performance units, 20% to stock options and 30% to restricted stock.
Each year, the Committee grants LTI awards at its regularly scheduled February meeting, the date of which is generally set at least one year in advance. The grant date for such awards is generally the meeting date; however, for awards approved after market close, the grant date is the next trading day. The actual LTI value realized by each NEO depends on the price of the underlying shares of common stock at the time of vesting or exercise, and in the case of performance units, our TSR relative to that of the companies in our Peer Group.

31 MARATHON OIL | 2017 PROXY STATEMENT

2016 LONG-TERM INCENTIVE AWARDS
After considering competitive market data, the demand for talent, cost considerations and the performance of the Company and the NEOs, the Committee awarded LTIs to each NEO consistent with our normal grant timeline. These grants had a grant date of February 24, 2016. Effective October 1, 2016, the Committee also made an interim award to Mr. Little in conjunction with his acceptance of the role of Executive Vice President, Operations. This interim award of restricted stock had an intended value of $600,000, which is one times his base salary, and is not included in the amount shown for Mr. Little below.

In further recognition of the prevailing economic environment, significantly reduced commodity prices, and the impact on Company stock price, management recommended and the Committee approved a 25% reduction in the grant-date value of NEO restricted stock awards.

The table below lists the originally intended grant-date LTI value for each NEO, and the reduced grant-date value that reflects the decrease in restricted stock value. The Committee’s methodologies to deliver intended LTI values are similar to, but can differ from, the methodologies used for accounting purposes as reflected in the Summary Compensation Table and Grants of Plan-Based Awards Table. See the Grants of Plan-Based Awards Table for additional detail about each LTI award.

Total 2016 LTI Awards Intended Value
Name	Annual Target	Reduced Grant
Mr. Tillman	$7,650,000	$7,076,250
Mr. Wagner	$1,000,000	$925,000
Mr. Little	$2,200,000	$2,035,000
Ms. Kerrigan	$2,000,000	$1,850,000
Ms. Krajicek	$750,000	$693,750
Mr. Sult	$2,300,000	$2,127,500
Mr. Robertson	$2,200,000	$2,035,000

PERFORMANCE UNITS
The Committee believes that a performance unit program based on TSR relative to peer companies aligns pay and Company performance. The industry peers selected for each performance cycle generally match the industry peers comprising the prevailing Peer Group used for compensation benchmarking. TSR is determined by adding the sum of stock price appreciation or reduction per share, plus cumulative dividends per share for the performance period, and dividing that total by the beginning stock price per share. For purposes of this calculation, the beginning and ending stock prices are the averages of the closing stock prices for the month immediately preceding the beginning and ending dates of the performance period. If the TSR at the end of the performance period is negative, the payout percentage is capped at 100% regardless of ranking. The Committee has discretion to reduce the final payment associated with any performance unit award. Performance units, when earned, are paid in cash.
2016 PERFORMANCE UNITS
In February 2016, the Committee awarded the NEOs performance units that will vest based on relative TSR for the three-year performance period ending December 31, 2018. The value of each underlying unit tracks the price of a share of our common stock. The percentage of units earned ranges from 0% to 200% of the units granted. When the award is settled, NEOs will receive dividend equivalents paid in cash for a number of shares equal to the number of units granted, multiplied by the payout percentage. Dividend equivalents accrue and are paid based on performance at the end of the performance period. Earned awards are paid in cash shortly after the completion of the performance period with the final cash value impacted both by relative TSR rank and our common stock price. In the event that any companies in our Peer Group undergo a change in corporate capitalization or a

MARATHON OIL | 2017 PROXY STATEMENT 32

corporate transaction during the performance period, the Committee may evaluate whether such company will be replaced in the Peer Group. The Committee has designated Southwestern Energy, Continental Resources and Concho Resources as replacement companies (in that order). The payout percentages for each ranking are:

MRO TSR Ranking	1	2	3	4	5	6	7	8	9	10	11	12	13
Payout (% of Target)	200%	183%	167%	150%	133%	117%	100%	83%	67%	50%	0%	0%	0%
2015 PERFORMANCE UNITS
The performance units granted in February 2015 have a performance period end date of December 31, 2017 and follow the same payout percentages based on ranking as the 2016 performance units (listed above). See the Outstanding Equity Awards at 2016 Fiscal Year-End Table for information about the estimated payouts of the 2015 performance units.
2014 PERFORMANCE UNITS
The performance units granted in February 2014 had a performance period end date of December 31, 2016. The payout percentages for each ranking are:

MRO TSR Ranking	1	2	3	4	5	6	7	8	9	10	11	12
Payout (% of Target)	200%	182%	164%	145%	127%	109%	91%	73%	54%	0%	0%	0%
For the performance period, we ranked eleventh out of twelve companies. In January 2017, the Committee determined that there would be no final payout for the 2014 Performance Units.
STOCK OPTIONS
Stock options provide a direct link between officer compensation and the value delivered to stockholders. The Committee believes that stock options are inherently performance-based, as option holders only realize compensation if the value of our stock increases following the grant date.
Stock options granted according to our normal annual grant timeline generally have a three-year pro-rata vesting period and a maximum term of ten years. Additional information on these awards, including the number of shares subject to each award, is shown in the Grants of Plan-Based Awards Table.
RESTRICTED STOCK
The Committee awards restricted stock for diversification of the LTI award mix, for consistent alignment between executives and stockholders, and for retention purposes. Restricted stock provides recipients with the opportunity for capital accumulation and a more predictable long-term incentive value than is provided by performance units or stock options.
Restricted stock awarded according to our normal annual grant schedule typically vests in full on the third anniversary of the grant date. Prior to vesting, restricted stock recipients have the right to vote and receive dividends on the restricted shares.

OTHER BENEFITS
PERQUISITES
We offer limited perquisites to our NEOs. We believe these perquisites are reasonable, particularly because the cost of these benefits constitutes a small percentage of each NEO’s total compensation. The Committee assesses these perquisites at least annually as part of its total competitive review. We do not provide any tax gross-ups on

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these perquisites. The perquisites provided to our NEOs include reimbursement for certain tax, estate, and financial planning services up to $15,000 per year, an enhanced annual physical examination, limited personal use of Company aircraft and a Company-provided car service for our CEO. Our NEOs also participate in the health, retirement and other benefit plans generally available to our U.S. employees.
See the “All Other Compensation” column of the Summary Compensation Table and the footnotes following the Summary Compensation Table for additional details concerning the perquisites provided to our NEOs in 2016.
RETIREMENT BENEFITS
We offer our NEOs the opportunity to provide for retirement through four plans.

•	Marathon Oil Company Thrift Plan (“Thrift Plan”) – A tax-qualified 401(k) plan.

•	Retirement Plan of Marathon Oil Company (“Retirement Plan”) – A tax-qualified defined benefit pension plan.

•	Excess Benefit Plan (“Excess Plan”) – A nonqualified plan allowing employees to accrue benefits above the tax limits, with components attributable to both the Retirement Plan and the Thrift Plan.

•
Marathon Oil Company Deferred Compensation Plan (“Deferred Compensation Plan”) – A nonqualified plan that grows when an NEO accrues benefits above the tax limits in the Thrift Plan or when an NEO defers a portion of his or her compensation.

Benefits payable under our qualified and nonqualified plans are described in more detail in “Post-Employment Benefits” and “Nonqualified Deferred Compensation.”
We also sponsor retiree medical plans for a broad-based group of employees, including the NEOs. The Committee has determined that providing these arrangements plays a meaningful role in attracting and retaining qualified employees and executives.
SEVERANCE BENEFITS
Our NEOs do not have employment agreements entitling them to any special executive severance payments, other than the change in control termination benefits described below. The Board may exercise discretion to make severance payments to executives on a case-by-case basis. We have a policy requiring that our Board seek stockholder approval or ratification of certain severance agreements, including agreements providing change in control benefits for senior executive officers that would require payment of cash severance benefits exceeding 2.99 times the officer’s salary plus the most recent annual cash bonus paid.
We believe change in control benefits are necessary to attract and retain talent within our industry, ensure continuity of management in the event of a change in control and provide our NEOs with the security to make decisions that are in the best interests of our stockholders. Our change in control benefits are described in more detail under “Potential Payments upon Termination or Change in Control.”

STOCK OWNERSHIP REQUIREMENTS AND ANTI-HEDGING & ANTI-PLEDGING POLICIES
All of our officers who are “executive officers” for purposes of Section 16 of the Exchange Act are subject to our stock ownership requirements, which are intended to reinforce the alignment of interests between our officers and stockholders. The stock ownership requirements are as follows:

MARATHON OIL | 2017 PROXY STATEMENT 34

•	CEO – six times base salary;

•	Executive Vice Presidents – four times base salary; and

•	Vice Presidents – two times base salary.
Executive officers have five years from their respective appointment dates to achieve the designated stock ownership level. The Committee reviews each executive officer’s progress toward the requirements on at least an annual basis to determine whether the market value of shares, including the value of unvested shares not subject to performance conditions, satisfies our requirements. Executive officers who do not hold the required level of stock ownership are expected to hold the shares they receive upon vesting of restricted stock or exercise of stock options (after payment of exercise prices and after taxes) until they have met their requirement. Each NEO other than Ms. Kerrigan is currently within the five year window.
To ensure that they bear the full risks of stock ownership, officers are prohibited from engaging in hedging transactions related to our stock. Officers are also prohibited from pledging or creating a security interest in any shares of our common stock they hold, including shares in excess of the applicable ownership requirement.

TAX CONSIDERATIONS
The Committee considers the tax effects to the Company and the NEOs when making executive compensation decisions to deliver compensation in a tax-efficient manner. However, the Committee’s priority is to provide performance-based and competitive compensation. Therefore, some compensation paid to NEOs is not deductible due to the limitations of Section 162(m) of the Internal Revenue Code.
As required under Section 162(m), our stockholders approved the material terms of performance goals for awards to NEOs, which are contained in our 2012 and 2016 Incentive Compensation Plans. These performance goals include both financial and operational measures. For purposes of qualifying annual cash bonus payments to our NEOs as “performance-based compensation” under Section 162(m) in 2016, we used both financial and operational goals to establish maximum potential payment amounts. The determination of actual annual cash bonus payments for NEOs is described above under “Annual Cash Bonus.” Performance units and stock options are also performance-based compensation for purposes of Section 162(m).

35 MARATHON OIL | 2017 PROXY STATEMENT

EXECUTIVE COMPENSATION
The following table summarizes the total compensation for each NEO for the years shown.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non‑ Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
Lee M. Tillman	2016	1,050,000	0	4,597,472	1,205,640	1,312,500	208,156	246,323	8,620,091
President and Chief Executive Officer	2015	1,050,000	500,000	6,299,598	1,755,082	1,181,250	234,292	256,619	11,276,841
	2014	1,036,346	500,000	4,301,154	3,466,985	1,706,250	249,489	237,843	11,498,067
Patrick J. Wagner	2016	386,846	0	600,985	157,600	342,380	55,810	64,965	1,608,586
Interim Chief Financial Officer and Vice President, Corporate Development and Strategy

T. Mitchell Little	2016	529,615	0	1,931,409	346,720	510,000	254,057	79,582	3,651,383
Executive Vice President, Operations	2015	500,000	0	1,725,931	480,845	425,000	706,766	79,275	3,917,817
	2014	423,558	0	1,239,418	594,342	552,500	1,101,270	64,064	3,975,152
Sylvia J. Kerrigan	2016	575,000	0	1,201,956	315,200	488,750	241,587	117,565	2,940,058
Executive Vice President, General Counsel and Secretary	2015	575,000	0	1,725,931	480,845	439,880	78,002	113,647	3,413,305
	2014	575,000	0	1,167,467	941,042	1,918,739	879,494	112,435	5,594,177
Catherine L. Krajicek	2016	371,442	0	450,738	118,200	300,000	65,805	41,158	1,347,343
Vice President, Conventional

John R. Sult	2016	514,615	0	1,382,254	362,480	0	79,867	79,608	2,418,824
Former Executive Vice President and Chief Financial Officer	2015	600,000	0	1,984,827	552,973	459,000	107,638	104,720	3,809,158
	2014	600,000	0	1,290,384	1,040,099	663,000	117,093	136,800	3,847,376
Lance W. Robertson	2016	358,961	0	1,322,155	346,720	0	49,643	68,619	2,146,098
Former Vice President, Resource Plays	2015	510,000	0	1,725,931	480,845	390,150	60,154	107,754	3,274,834
	2014	458,019	0	1,239,418	594,342	563,550	70,054	78,735	3,004,118
(1)    For Mr. Tillman, this column includes installments of the cash sign-on bonus he received in connection with the commencement of his employment with us in August 2013: $2,000,000 in 2013 and $500,000 in each of 2014 and 2015.
(2)    This column reflects the aggregate grant date fair values calculated in accordance with generally accepted accounting principles in the United States regarding stock compensation. Assumptions used in the calculation of these amounts are included in footnote 21 to our consolidated financial statements in our annual reports on Form 10-K for the years ended December 31, 2016 and December 31, 2015 and footnote 20 to our consolidated financial statements in our annual reports on Form 10-K for the year ended December 31, 2014. For 2014, 2015 and 2016, the Stock Awards column also includes the grant date fair value of the share-denominated performance units granted in February 2014, February 2015 and February 2016 respectively, which ultimately will be settled in cash. The value ultimately realized by the officers upon the actual vesting of the awards may or may not be equal to this determined value, as these awards are subject to market conditions and have been valued based on an assessment of the market conditions as of the grant date. See the “Grants of Plan-Based Awards Table” and “Long-Term Incentive Awards” for further detail on our performance unit program.
(3)    This column reflects annual cash bonus payments, determined by the Compensation Committee and paid in the following February respectively, pursuant to the Company’s Annual Cash Bonus Plan. These awards are discussed in further detail under “Annual Cash Bonus.” The amounts shown in this column also reflect the vested value of performance units earned by our NEOs during the performance period that ended on December 31, 2014. In 2013, we changed the design of our

MARATHON OIL | 2017 PROXY STATEMENT 36

performance units which resulted in reporting performance unit values in the Stock Awards column as of the date granted instead of Non-Equity Incentive column as of the date earned. This means an NEO could show performance unit values in both columns during the overlapping 3 year vesting period. For 2014, the only NEO whose performance unit value appears in both columns is Ms. Kerrigan.
(4)    This column reflects the annual change in accumulated benefits under our retirement plans. See “Post-Employment Benefits” for more information about our defined benefit plans and the assumptions used in calculating these amounts. No deferred compensation earnings are reported in this column because our non-qualified deferred compensation plans do not provide above-market or preferential earnings.
(5)    The following table describes each component of the All Other Compensation column for 2016 in the Summary Compensation Table.

Name	Personal Use of Company Aircraft(a) ($)	Company Physicals(b) ($)	Tax & Financial Planning(c) ($)	Miscellaneous Perks(d) ($)	Company Contributions to Defined Contribution Plans(e) ($)	Matching Contributions(f) ($)	Total All Other Compensation ($)
Lee M. Tillman	0	2,917	15,000	62,219	156,187	10,000	246,323
Patrick J. Wagner	0	2,917	3,950	0	44,798	13,300	64,965
T. Mitchell Little	0	2,917	2,250	0	66,823	7,592	79,582
Sylvia J. Kerrigan	0	2,917	18,606	0	71,042	25,000	117,565
Catherine L. Krajicek	0	2,917	15,000	0	23,241	0	41,158
John R. Sult	0	2,917	15,000	0	61,691	0	79,608
Lance W. Robertson	0	2,917	9,616	0	52,438	3,648	68,619
(a)    While limited personal use of the company aircraft is permitted for NEOs, no NEO used the aircraft for this purpose in 2016.
(b)    All regular employees in the United States, including our NEOs, are eligible to receive annual physical and wellness incentives. However, officers may receive an enhanced physical under the executive physical program. This column reflects the average incremental cost of the executive physical program over the employee physical program. Due to Health Insurance Portability and Accountability Act confidentiality requirements, we do not disclose actual use of this program by individual officers.
(c)    This column reflects reimbursement for professional advice related to tax, estate, and financial planning. The maximum annual benefit is $15,000, and reimbursements are attributed to the calendar year in which services are performed. Due to processing delays, the actual amount reimbursed to an officer may exceed $15,000 in a given year.
(d)    This column reflects access to a Company-provided car service for Mr. Tillman as business needs dictate. This benefit is offered to Mr. Tillman to allow the efficient use of his time and to provide safe transportation given the demands of his role, including travel, after hours/weekend obligations and extended work hours. We provide access to this benefit because we believe that the cost is outweighed by the convenience, increased safety and efficiency that it offers.
(e)    This column reflects amounts contributed by us under the Thrift Plan and related non-qualified deferred compensation plans. See “Post-Employment Benefits” and “Nonqualified Deferred Compensation” for more information about the non-qualified plans.
(f)    The amounts shown represent contributions made on behalf of the NEOs under our matching gifts programs for approved not-for-profit charities.

37 MARATHON OIL | 2017 PROXY STATEMENT

GRANTS OF PLAN‑BASED AWARDS IN 2016
The following table provides information about all plan-based long-term incentive awards (stock options, restricted stock, and performance units) granted to each named executive officer during 2016. The awards listed in the table were granted under either the 2012 or 2016 Incentive Compensation Plan (the “2012 Plan” or the “2016 Plan”) and are described in more detail in “Compensation Discussion and Analysis.”

			Estimated Future Payouts Under Non‑Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards(3) ($)
Name	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Lee M. Tillman	Annual Cash Bonus		0	1,312,500	2,625,000							0
	Performance Units(1)	2/24/2016				219,576	439,151	878,302				3,170,670
	Stock Options	2/24/2016								612,000	7.22	1,205,640
	Restricted Stock	2/24/2016							197,618			1,426,802
Patrick J. Wagner	Annual Cash Bonus		0	311,250	622,500							0
	Performance Units(1)	2/24/2016				28,703	57,406	114,812				414,471
	Stock Options	2/24/2016								80,000	7.22	157,600
	Restricted Stock	2/24/2016							25,833			186,514
T. Mitchell Little	Annual Cash Bonus		0	510,000	1,020,000							0
	Performance Units(1)	2/24/2016				63,146	126,292	252,584				911,828
	Stock Options	2/24/2016								176,000	7.22	346,720
	Restricted Stock	2/24/2016							56,832			410,327
	Restricted Stock(2)	10/1/2016							38,536			609,254
Sylvia J. Kerrigan	Annual Cash Bonus		0	488,750	977,500							0
	Performance Units(1)	2/24/2016				57,406	114,811	229,622				828,935
	Stock Options	2/24/2016								160,000	7.22	315,200
	Restricted Stock	2/24/2016							51,665			373,021
Catherine L. Krajicek	Annual Cash Bonus		0	300,000	600,000							0
	Performance Units(1)	2/24/2016				21,527	43,054	86,108				310,850
	Stock Options	2/24/2016								60,000	7.22	118,200
	Restricted Stock	2/24/2016							19,375			139,888
John R. Sult	Annual Cash Bonus		0	0	0							0
	Performance Units(1)	2/24/2016				66,017	132,033	264,066				953,278
	Stock Options	2/24/2016								184,000	7.22	362,480
	Restricted Stock	2/24/2016							59,415			428,976
Lance W. Robertson	Annual Cash Bonus		0	0	0							0
	Performance Units(1)	2/24/2016				63,146	126,292	252,584				911,828
	Stock Options	2/24/2016								176,000	7.22	346,720
	Restricted Stock	2/24/2016							56,832			410,327

MARATHON OIL | 2017 PROXY STATEMENT 38

(1)    Performance units, discussed under “Long-Term Incentive Awards,” are denominated as an equivalent of one share of our common stock and, if earned, are paid in cash.
(2) Reflects interim award, granted to Mr. Little in October 2016 to recognize the recently-increased scope of his position, that vests on the third anniversary of the grant date.
(3)    The amounts shown in this column reflect the total grant date fair values of stock options, restricted stock, and performance units calculated in accordance with generally accepted accounting principles in the United States regarding stock compensation. The Black-Scholes value used for the stock options granted on February 24, 2016 was $1.97. The value ultimately realized by each NEO upon the actual vesting of the award(s) or exercise of the stock option(s) may or may not be equal to this determined value. Valuation assumptions used in the calculation of these amounts are included in footnote 21 to our consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2016. See “Long-Term Incentive Awards” for more information about restricted stock, stock options, and stock-based performance unit awards.

OUTSTANDING EQUITY AWARDS AT 2016 FISCAL YEAR-END
The following table provides information about the unexercised stock options (vested and unvested) and unvested restricted stock held by each NEO as of December 31, 2016.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options				Restricted Stock/Units		Equity Incentive Plan Awards (Performance Units)
Name and Grant Date	Exercisable (#)	Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Number of Unearned Shares, Units or Other Rights that Have Not Vested(4) (#)	Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested(5) ($)
Lee M. Tillman
8/15/2013	229,886	0	34.65	8/15/2023
2/25/2014	220,126	110,063	34.03	2/25/2024
2/25/2015	85,530	171,061	29.06	2/25/2025
2/24/2016	0	612,000	7.22	2/24/2026
	535,542	893,124
					321,041	5,557,220
2014							84,262	0
2015							135,487	1,172,640
2016							439,151	7,601,704
Patrick J. Wagner
5/9/2014	37,922	18,961	35.91	5/9/2024
2/25/2015	11,716	23,434	29.06	2/25/2025
2/24/2016	0	80,000	7.22	2/24/2026
	49,638	122,395
					52,870	915,180
2015							18,560	160,637
2016							57,406	993,698

39 MARATHON OIL | 2017 PROXY STATEMENT

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options				Restricted Stock/Units		Equity Incentive Plan Awards (Performance Units)
T. Mitchell Little
5/30/2007	7,661	0	38.25	5/30/2017
5/28/2008	5,908	0	32.06	5/28/2018
5/25/2011	18,947	0	33.06	5/25/2021
8/31/2011	2,309	0	26.92	8/31/2021
2/28/2012	5,009	0	35.06	2/28/2022
2/26/2013	33,700	0	32.86	2/26/2023
2/25/2014	37,736	18,868	34.03	2/25/2024
2/25/2015	23,433	46,866	29.06	2/25/2025
2/24/2016	0	176,000	7.22	2/24/2026
	134,703	241,734
					137,522	2,380,506
2014							14,445	0
2015							37,120	321,274
2016							126,292	2,186,115
Sylvia J. Kerrigan
5/30/2007	8,568	0	38.25	5/30/2017
5/28/2008	6,679	0	32.06	5/28/2018
5/27/2009	14,991	0	18.32	5/27/2019
2/24/2010	48,499	0	18.28	2/24/2020
2/23/2011	62,786	0	30.81	2/23/2021
2/28/2012	65,300	0	35.06	2/28/2022
2/26/2013	64,100	0	32.86	2/26/2023
2/25/2014	59,748	29,875	34.03	2/25/2024
2/25/2015	23,433	46,866	29.06	2/25/2025
2/24/2016	0	160,000	7.22	2/24/2026
	354,104	236,741
					85,373	1,477,807
2014							22,871	0
2015							37,120	321,274
2016							114,811	1,987,378
Catherine Krajicek
5/28/2008	3,530	0	32.06	5/28/2018
5/27/2009	4,315	0	18.32	5/27/2019
5/26/2010	9,021	0	19.03	5/26/2020
5/25/2011	10,065	0	33.06	5/25/2021
8/31/2011	7,392	0	26.92	8/31/2021
2/28/2012	5,491	0	35.06	2/28/2022
8/31/2012	7,304	0	27.82	8/31/2022
4/8/2013	6,467	0	32.84	4/8/2023
10/7/2013	6,633	0	34.72	10/7/2023
4/7/2014	13,029	6,515	34.90	4/7/2024
2/25/2015	5,858	11,717	29.06	2/25/2025
2/24/2016	0	60,000	7.22	2/24/2026
	79,105	78,232
					31,858	551,462
2015							9,280	80,318
2016							43,054	745,265
(1)    All stock options listed in this column vest in one-third increments on each anniversary of the grant date.

MARATHON OIL | 2017 PROXY STATEMENT 40

(2)    This column reflects the number of shares of unvested restricted stock held by our NEOs on December 31, 2016.

Name	Grant Date		# of Unvested Shares	Vesting Date
Lee M. Tillman	2/25/2014		42,131	2/25/2017
	2/25/2015		81,292	2/25/2018
	2/24/2016		197,618	2/24/2019
		Total:	321,041
Patrick J. Wagner	5/9/2014		14,030	5/9/2017
	5/9/2014		1,871	5/9/2017
	2/25/2015		11,136	2/25/2018
	2/24/2016		25,833	2/24/2019
		Total:	52,870
T. Mitchell Little	2/25/2014		7,223	2/25/2017
	7/30/2014		12,659	7/30/2017
	2/25/2015		22,272	2/25/2018
	2/24/2016		56,832	2/24/2019
	10/1/2016		38,536	10/1/2019
		Total:	137,522
Sylvia J. Kerrigan	2/25/2014		11,436	2/25/2017
	2/25/2015		22,272	2/25/2018
	2/24/2016		51,665	2/24/2019
		Total:	85,373
Catherine L. Krajicek	4/6/2014		1,590	4/6/2017
	10/28/2014		5,325	10/28/2017
	2/25/2015		5,568	2/25/2018
	2/24/2016		19,375	2/24/2019
		Total:	31,858
(3)    This column reflects the aggregate value of all shares of unvested restricted stock held by each NEO on December 31, 2016, using the December 31, 2016 closing stock price of $17.31. Upon normal retirement, unvested shares are forfeited.
(4)    This column represents the number of outstanding share-based performance units. The awards granted in 2014 have a performance period of January 1, 2014 to December 31, 2016. The awards granted in 2015 have a performance period of January 1, 2015 to December 31, 2017. The awards granted in 2016 have a performance period of January 1, 2016 to December 31, 2018.
(5)    The 2014 payouts are shown as actual amounts and reflect a 0% payout based on a completed performance period and a closing share price of $17.75 on January 25, 2017, the date the Committee approved the 2014 performance unit payout. The 2015 estimated payouts are currently tracking at a 0% payout based on performance as of December 31, 2016. Market Value shown reflects a payout at threshold (50%) and uses the December 31, 2016 closing stock price of $17.31. The 2016 estimated payouts are currently tracking at a 67% payout based on performance as of December 31, 2016. Market Value shown reflects a payout at target (100%) and uses the December 31, 2016 closing stock price of $17.31. These estimated payouts are not necessarily indicative of the actual payout at the end of the performance period.

41 MARATHON OIL | 2017 PROXY STATEMENT

OPTION EXERCISES AND STOCK VESTED IN 2016
The following table provides information about the value realized by the NEOs on option award exercises and restricted stock vesting during 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Lee M. Tillman	0	0	91,727	1,368,567
Patrick J. Wagner	0	0	1,871	21,741
T. Mitchell Little	0	0	19,243	227,404
Sylvia J. Kerrigan	0	0	11,300	89,270
Catherine L. Krajicek	0	0	4,076	47,362
John R. Sult	0	0	0	0
Lance W. Robertson	0	0	10,647	101,816
(1)    This column reflects the actual pre-tax income realized by NEOs upon exercise of stock options, which, in each case, is the fair market value of the shares on the exercise date less the grant price.
(2)    This column reflects the actual pre-tax income realized by NEOs upon vesting of restricted stock, which, in each case, is the fair market value of the shares on the vesting date.

POST-EMPLOYMENT BENEFITS
Marathon Oil offers NEOs the opportunity to save for retirement as follows:

•	Marathon Oil Company Thrift Plan (“Thrift Plan”): A tax-qualified 401(k) plan that currently provides for company matching contributions of up to 7% of eligible earnings.

•	Retirement Plan of Marathon Oil Company (“Retirement Plan”): A tax qualified defined benefit pension plan.

•
Excess Benefit Plan (“Excess Plan”): A nonqualified plan. The defined benefit portion allows participants to accrue benefits above the defined benefit tax limits, and the defined contribution portion allows participants to accrue benefits above the defined contribution tax limits.

•
Marathon Oil Company Deferred Compensation Plan (“Deferred Compensation Plan”): A nonqualified plan allowing participants to defer a portion of their compensation and accrue benefits above the Thrift Plan tax limits.

All plans have a three-year vesting requirement for company contributions. All NEOs have met the vesting requirement.
See “Nonqualified Deferred Compensation” below for additional information on the Deferred Compensation Plan and the defined contribution portion of the Excess Plan.

MARATHON OIL | 2017 PROXY STATEMENT 42

RETIREMENT PLAN
In general, all regular full-time and part-time employees in the United States are eligible to participate in the Retirement Plan as of their date of hire.
Benefit accruals are determined under a cash-balance formula, under which plan participants receive pay credits each year equal to a percentage of eligible compensation based on their plan points. Plan points equal the sum of a participant’s age and cash-balance service. Participants with fewer than 50 points receive a 7% pay credit percentage; participants with 50 to 69 points receive a 9% pay credit percentage; and participants with 70 or more points receive an 11% pay credit percentage. Participants are also credited with interest at a rate based on the 30-year Treasury rate with a 3.00% minimum, which in 2016 was 3.00%.
For 2016, Mr. Little and Ms. Kerrigan received a pay credit equal to 11% of compensation. Ms. Krajicek and Messrs. Tillman, Wagner and Sult received pay credits equal to 9% of compensation, and Mr. Robertson received a pay credit equal to 7% of compensation.
Participants who began employment prior to January 1, 2010 also have a portion of their benefit calculated under a legacy final average pay formula, which is referred to as the Legacy formula. Mr. Little, Ms. Kerrigan and Ms. Krajicek are the only NEOs with a Legacy benefit. Up to 37.5 years of participation may be recognized under the formula, and only service earned prior to January 1, 2010 is recognized. Eligible earnings under the Retirement Plan primarily include base salary and annual cash bonuses (including Thrift Plan deferrals but excluding amounts deferred under our nonqualified Deferred Compensation Plan). Long-term incentive compensation is not included. Final average pay was frozen as of July 6, 2015, but vesting service and age continue to be updated under the Legacy formula.
The monthly benefit under the Legacy formula is calculated as follows:

[	1.6%	x	Final Average Pay	x	Years of Participation	]	-	[	1.33%	x	Estimated Primary SS Benefit	x	Years of Participation	]
Normal retirement age under the Retirement Plan is age 65. However, retirement-eligible participants are able to retire and receive an unreduced benefit under the Legacy formula upon reaching age 62. Retirement Plan benefits include various annuity options and a lump sum distribution option. Participants are eligible for early retirement subsidies under the Legacy formula upon reaching age 50 and completing ten years of vesting service. Each of Mr. Little, Ms. Kerrigan and Ms. Krajicek are eligible for early retirement subsidies.
We have not granted years of service in addition to the service recognized under the terms of our qualified retirement plans (applicable to a broad-based group of employees) to any NEO for purposes of retirement benefit accruals.
EXCESS PLAN – DEFINED BENEFIT PORTION
The Excess Plan for certain highly compensated employees, including our NEOs, provides benefits that participants would have received under our tax-qualified Retirement Plan but for certain Internal Revenue Code limitations. Eligible compensation under the Excess Plan includes deferred compensation contributions made by NEOs. The Excess Plan also provides an enhancement for officers based on the three highest bonuses earned during their last ten years of employment, instead of the consecutive bonus formula in place for non-officers. Distributions under the Excess Plan are paid in a lump sum following separation from service.

43 MARATHON OIL | 2017 PROXY STATEMENT

PENSION BENEFITS TABLE
The following table shows the actuarial present value of accumulated benefits payable to each NEO under the Retirement Plan and the defined benefit portion of the Excess Plan as of December 31, 2016. These values have been determined using actuarial assumptions consistent with those used in our financial statements.

Name	Plan Name	Number of Years of Credited Service (1) (#)	Present Value of Accumulated Benefit (2) ($)	Payments During Last Fiscal Year ($)
Lee M. Tillman	Retirement Plan	3.42	91,815	0
	Marathon Oil Company Excess Benefit Plan	3.42	635,368	0
Patrick J. Wagner	Retirement Plan	2.83	66,672	0
	Marathon Oil Company Excess Benefit Plan	2.83	72,505	0
T. Mitchell Little	Retirement Plan	29.58	1,155,014	0
	Marathon Oil Company Excess Benefit Plan	29.58	3,033,462	0
Sylvia J. Kerrigan	Retirement Plan	19.67	669,148	0
	Marathon Oil Company Excess Benefit Plan	19.67	3,017,027	0
Catherine L. Krajicek	Retirement Plan	9.33	267,206	0
	Marathon Oil Company Excess Benefit Plan	9.33	318,385	0
John R. Sult	Retirement Plan	3	87,269	0
	Marathon Oil Company Excess Benefit Plan	3	234,110	0
Lance W. Robertson	Retirement Plan	4.92	86,520	0
	Marathon Oil Company Excess Benefit Plan	4.92	181,674	0
(1)    Represents the number of years the NEO has participated in the plan. However, Plan Participation Service, used to calculate each participant’s benefit under the Legacy formula, was frozen as of December 31, 2009.
(2)    Assuming a discount rate of 4.024%, a lump sum interest rate of 1.524%, the RP2000 combined healthy mortality table weighted 75% male and 25% female, a lump sum election rate of 100% for the non‑qualified plan and 90% for the qualified plan, and retirement at age 62 or the age at measurement date, if older.

NONQUALIFIED DEFERRED COMPENSATION
We offer certain employees, including our NEOs, the opportunity to accrue benefits equal to the Company matching contributions they would have received under the Thrift Plan but for certain Internal Revenue Code limitations. Officers generally accrue these benefits in the Deferred Compensation Plan, while other employees accrue such benefits in the defined contribution portion of the Excess Plan. Both plans have a three year vesting requirement for Company contributions. All NEOs have met the vesting requirement. Distributions from the Deferred Compensation Plan and the Excess Plan are paid as a lump sum following separation from service.
DEFERRED COMPENSATION PLAN
The Deferred Compensation Plan is an unfunded, nonqualified plan into which a participant may elect to defer up to 20% of his or her salary and bonus each year. One NEO, Mr. Wagner, elected to defer compensation for 2016. Participants are fully vested in their own deferrals under the plan. Additionally, participants can receive company contributions into the plan equal to the maximum potential matching contribution under the Thrift Plan after they have reached defined contribution accruals under the Thrift Plan in excess of tax limits.
The investment options available under the Deferred Compensation Plan generally mirror the core investment options available under the Thrift Plan, except for Marathon Oil common stock, which is not available under the Deferred Compensation Plan.

MARATHON OIL | 2017 PROXY STATEMENT 44

EXCESS PLAN – DEFINED CONTRIBUTION PORTION
Prior to becoming eligible for participation in the Deferred Compensation Plan, NEOs may have received defined contribution accruals under the Excess Plan. These contributions were available after a participant’s Thrift Plan contributions were limited due to tax requirements and equaled the matching contribution that participants would have received under the Thrift Plan but for limits imposed by tax law. Defined contribution accruals in the Excess Plan are credited with interest equal to that paid in the “Marathon Oil Stable Value Fund” option of the Marathon Oil Company Thrift Plan. The annual rate of return on this option for 2016 was 2.05%.
NONQUALIFIED DEFERRED COMPENSATION TABLE
The following table shows each NEO’s accumulated benefits under our nonqualified savings and deferred compensation plans for 2016.

Name	Plan Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year(1) ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Lee M. Tillman	Deferred Compensation	0	137,637	37,708	0	549,919
Patrick J. Wagner	Deferred Compensation	62,555(2)	26,248	16,250	0	214,090
T. Mitchell Little	Deferred Compensation	0	48,273	12,198	0	195,286
	Excess Benefit Plan	0	0	1,365	0	67,630
Sylvia J. Kerrigan	Deferred Compensation	0	52,492	11,921	0	613,378
	Excess Benefit Plan	0	0	892	0	44,295
Catherine L. Krajicek	Deferred Compensation	0	19,526	853	0	54,759
	Excess Benefit Plan	0	0	3,664	0	181,543
John R. Sult	Deferred Compensation	0	43,141	15,740	0	220,107
Lance W. Robertson	Deferred Compensation	27,311(3)	33,888	32,955	0	333,899
	Excess Benefit Plan	0	0	419	0	20,759
(1)    The amounts shown in this column are also included in the All Other Compensation column of the Summary Compensation Table.
(2) Of the amount shown, $25,313 is due to Mr. Wagner’s election to defer a portion of his 2015 bonus, which was payable in 2016. The remaining amount reflects compensation from 2016 that he elected to defer.
(3) The amount shown is due to Mr. Robertson’s election to defer a portion of his 2015 bonus, which was payable in 2016.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
As a matter of policy, we do not enter into employment, severance, or change in control agreements with our NEOs. Rather, we provide an Executive Change in Control Severance Benefits Plan, which is described in more detail below.
RETIREMENT OR SEPARATION
Upon retirement or separation, our NEOs are entitled to receive their vested benefits that have accrued under our broad-based and executive benefit programs. For more information see “Post-Employment Benefits” and “Nonqualified Deferred Compensation.”
If an NEO retires, meaning the NEO separates employment after attaining age 50 with at least ten years of vesting service, unvested stock options granted prior to July 30, 2014 become immediately vested while unvested stock

45 MARATHON OIL | 2017 PROXY STATEMENT

options granted July 30, 2014 and later are forfeited. Unvested restricted stock awards are forfeited upon retirement (except in the case of mandatory retirement at age 65). Unvested performance units are forfeited upon retirement unless the NEO has worked more than half of the performance period, in which case awards may be vested on a prorated basis at the Committee’s discretion. Of the NEOs, only Mr. Little, Ms. Kerrigan and Ms. Krajicek are currently retirement eligible.
DEATH OR DISABILITY
In the event of death or disability, our NEOs (or the beneficiary or estate, as defined by the plan terms) would be entitled to vested benefits accrued under our broad-based and executive benefits programs. Long-term incentive awards would immediately vest in full upon the death of an NEO, with performance units vesting at the target level. In the event of disability, long-term incentive awards would continue to vest as if the NEO remained actively employed for up to 24 months during the period of disability.
CHANGE IN CONTROL
To encourage our NEOs to continue their dedication to their assigned duties where a change in control of the Company is under consideration, our Executive Change in Control Severance Benefits Plan (the “Change in Control Plan”) provides severance benefits if employment is terminated under certain circumstances following a change in control or during a potential change in control.
Under the Change in Control Plan, a change in control will have occurred if:

•	any person not affiliated with Marathon Oil acquires 20% or more of the voting power of our outstanding securities;

•
our Board no longer has a majority comprised of (1) individuals who were directors on the effective date of the plan and (2) new directors (other than directors who join our Board in connection with an election contest) approved by two-thirds of the directors then in office who (a) were directors on the effective date of the plan or (b) were themselves previously approved by our Board in this manner;

•	we merge with another company and, as a result, our stockholders hold less than 50% of the surviving entity’s voting power immediately after the transaction;

•	our stockholders approve a plan of complete liquidation of Marathon Oil; or

•	we sell all or substantially all of our assets.
In addition, our Change in Control Plan provides severance benefits to executives who are terminated following the occurrence of specified events (defined in the Plan as a potential change in control) that suggest that a change in control is likely to occur.
If an NEO is terminated without cause or resigns for good reason following a change in control or during a potential change in control, he or she will be entitled to the following:

•
a cash payment of up to three times the sum of the NEO’s current salary on the termination date plus the average bonus awarded to the NEO in the three years before the termination or change in control (or during the period of employment if less than three years);

•	life and health insurance benefits for up to 36 months after termination, at the lesser of the current cost or the active employee cost;

•	an additional three years of service credit and three years of age credit for purposes of retiree health and life insurance benefits;

•	a cash payment equal to the difference between the amount receivable under our defined contribution plan and the amount which would have been received if the NEO’s savings had been fully vested;

MARATHON OIL | 2017 PROXY STATEMENT 46

•
a cash payment equal to the actuarial equivalent of the difference between the amounts receivable by the NEO under the final average pay formula in our pension plans and the amounts which would be payable if (a) the NEO had an additional three years of participation service credit, (b) the NEO’s final average pay would be the higher of salary at the time of the change in control event or termination plus his or her highest annual bonus from the preceding three years, (c) for purposes of determining early retirement commencement factors, the NEO had three additional years of vesting service credit and three additional years of age, and (d) the NEO’s pension had been fully vested; and

•	a cash payment equal to the difference between the amount receivable under our defined benefit plan and the amount which would have been received if the NEO’s savings had been fully vested.
These benefits are not payable if the termination is for cause or due to mandatory retirement, death, disability or resignation (other than for good reason) by the NEO.
The program includes no provisions to reimburse or “gross up” tax obligations following a change in control.
Immediately upon a change in control or upon an NEO’s termination of employment during a potential change in control, unvested stock options and restricted stock vest in full. If a change in control occurs prior to the end of a performance period, unvested performance units vest in full as follows:

•	performance units granted prior to 2015 vest at the target level; and

•
performance units granted after 2014 will vest at the applicable performance percentage based on Marathon Oil’s actual relative TSR ending on the day immediately prior to the date of the change of control.

The Change in Control Plan will continue in effect during a potential change in control period and for two years after a change in control.
We have a policy that our Board will seek stockholder approval or ratification of any severance agreement for a senior executive officer (other than agreements under our Change in Control Plan) that generally requires payment of cash severance benefits exceeding 2.99 times a senior executive officer’s salary plus the most recent annual cash bonus paid.
The following tables assume a termination date or change in control date of December 31, 2016, the last business day of 2016. The value of the equity awards (accelerated vesting of restricted stock awards, stock options and performance unit awards) was calculated using the December 31, 2016 closing market price for our common stock ($17.31). The value of performance unit awards assumes that the 2015 and 2016 Performance Units would vest and be paid out at target.
Payments upon a Change in Control without Termination of Employment

Name	Accelerated Vesting of LTI ($)
Lee M. Tillman	21,679,284
Patrick J. Wagner	3,037,352
T. Mitchell Little	6,985,008
Sylvia J. Kerrigan	5,722,132
Catherine L. Krajicek	2,062,764

47 MARATHON OIL | 2017 PROXY STATEMENT

Payments upon a Change in Control or Potential Change of Control Followed by Termination of Employment with Good Reason or by the Company without Cause

Name	Accelerated Vesting of LTI ($)	Severance Payment(1) ($)	Health and Welfare Benefits(2) ($)	Retirement Enhancement(3) ($)	Total Payments ($)
Lee M. Tillman	21,679,284	7,912,500	100,879	0	29,692,663
Patrick J. Wagner	3,037,352	1,863,759	76,737	0	4,977,848
T. Mitchell Little	6,985,008	1,876,749	105,339	1,737,309	10,704,405
Sylvia J. Kerrigan	5,722,132	3,199,500	115,007	2,405,708	11,442,347
Catherine L. Krajicek	2,062,764	1,876,749	287,467	525,477	4,752,457
(1)    The severance payments for each of Messrs. Tillman and Little and Ms. Kerrigan exceed 2.99 times the sum of base salary plus bonus paid in 2015, and are thus subject to stockholder approval or reduction. The amounts shown are maximum amounts, assuming that stockholder approval is obtained.
(2)    Reflects the approximate incremental value of continued coverage and enhanced subsidy for retiree medical coverage assuming (a) a continued election of the officer’s current level of coverage for the three years immediately following termination of employment, and then (b) an election of mid-level health plan coverage for the former officer and spouse, regardless of current plan participation and coverage level, and (c) the former officer and spouse cease to be covered when the former officer attains age 85.
(3)    Retirement benefits included in these amounts were calculated using the following assumptions: individual life expectancies using the RP2000 Combined Healthy Table weighted 75% male and 25% female; a discount rate of 1.00% for NEOs who are retirement eligible (taking into account the additional three years of age and service credit); and a lump sum form of benefit.

MARATHON OIL | 2017 PROXY STATEMENT 48

TRANSACTIONS WITH RELATED PERSONS
We have written procedures for monitoring, reviewing, approving or ratifying related person transactions. We will enter into or ratify related person transactions only when the Board, acting through the Corporate Governance and Nominating Committee, determines that the related person transaction is in the best interests of the Company and its stockholders. The primary features of these procedures are:

•
Each director and executive officer must submit a list of his or her immediate family members, each listed individual’s employer and job title, each firm, corporation or other entity in which such individual is a director, executive officer, partner or principal or in a similar position or in which such person has a five percent or greater beneficial ownership interest, and any profit, non-profit charitable or trade organization for which such individual is actively involved in fundraising or otherwise serves as a director, trustee or in a similar capacity.

•
The Company maintains a list, to the extent the information is publicly available, of five percent beneficial owners, including (a) if the owner is an individual, the same information requested of directors and executive officers as noted above, and (b) if the owner is a firm, corporation or other entity, a list of principals or executive officers of the firm, corporation or entity.

•	The Corporate Governance and Nominating Committee considers the facts and circumstances of each related person transaction and determines whether to approve it.

•
Any pending or ongoing related person transaction is submitted to the Corporate Governance and Nominating Committee or Committee Chair, which will consider all of the relevant facts and circumstances. Based on the conclusions reached, the Corporate Governance and Nominating Committee or the Committee Chair evaluates all options, including ratification, amendment or termination of the related person transaction.

•
The Corporate Governance and Nominating Committee annually reviews any previously approved or ratified related person transaction with a remaining term of more than six months or remaining amounts payable to or receivable from the Company of more than $120,000. Based on all relevant facts and circumstances, taking into consideration the Company’s contractual obligations, the Committee determines whether it is in the best interests of the Company and its stockholders to continue, modify or terminate the transaction.

During 2016, there were no transactions in excess of $120,000 between the Company and a related person in which the related person had a direct or indirect material interest.

49 MARATHON OIL | 2017 PROXY STATEMENT

PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITOR FOR 2017
The Audit and Finance Committee has selected PricewaterhouseCoopers LLP (“PwC”), an independent registered public accounting firm, to audit the Company’s financial statements and the effectiveness of internal control over financial reporting for 2017. While the Audit and Finance Committee is responsible for appointing, compensating and overseeing the independent auditor’s work, we are requesting, as a matter of good corporate governance, that our stockholders ratify the appointment of PwC as our independent auditor for 2017. PwC served as the Company’s independent auditor during 2016. We believe the appointment of PwC as our independent auditor for 2017 is in the best interests of the Company and our stockholders.
We expect representatives of PwC to be present at the Annual Meeting with an opportunity to make a statement if they would like to do so and to be available to respond to appropriate questions from our stockholders.
YOUR BOARD RECOMMENDS A VOTE FOR PROPOSAL 2
RATIFYING THE SELECTION OF PRICEWATERHOUSECOOPERS LLP
AS THE COMPANY’S INDEPENDENT AUDITOR FOR 2017.
If our stockholders do not ratify this appointment, the Audit and Finance Committee will reconsider whether to retain PwC and may retain that firm or another firm without resubmitting the matter to our stockholders. Even if the appointment is ratified, the Audit and Finance Committee may, in its discretion, direct the appointment of a different independent auditor at any time during the year if it determines that such change would be in the best interests of the Company and our stockholders.
Aggregate fees for professional services rendered for the Company by PwC for the years ended December 31, 2016 and 2015 were (in thousands):

	2016	2015
Audit Fees	$6,552	$7,036
Audit‑Related Fees	16	16
Tax Fees	365	365
All Other Fees	5	5
Total	$6,938	$7,422
Audit Fees were for professional services rendered for the audit of the consolidated financial statements and audit of internal control over financial reporting of the Company, statutory and regulatory audits, issuance of comfort letters, consents, and assistance with and review of documents filed with the SEC.
Audit-Related Fees were for assurance and related services related to employee benefit plan audits, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.
Tax Fees were for services related to tax compliance, including the preparation of tax returns and claims for refund, and tax planning and tax advice, including assistance with and representation in tax audits and appeals, and requests for rulings or technical advice from tax authorities.
All Other Fees were for services rendered for accounting research, internal audit software licenses and other projects.
The Audit and Finance Committee reviews and approves the fees and expenses of the independent auditor for audit, audit-related, tax and permissible non-audit services. To assure continuing auditor independence, the Audit and Finance Committee annually reviews the independence of the independent auditors, in addition to assuring

MARATHON OIL | 2017 PROXY STATEMENT 50

the regular rotation of the lead audit partner as required and considering whether there should be a rotation of the independent audit firm itself. In conjunction with the mandated rotation of the lead audit partner, the Audit and Finance Committee and its chairperson are directly involved in the selection of PwC’s lead engagement partner.
The Audit and Finance Committee’s Policy for Pre-Approval of Audit, Audit-Related, Tax and Permissible Non-Audit Services is available at www.marathonoil.com/Investor_Center/Corporate_Governance/Policies_Statements/. Among other things, this policy sets forth the procedure for the Audit and Finance Committee to pre-approve all audit, audit-related, tax and permissible non-audit services, other than as provided under the de minimus exception. Notwithstanding the de minimus exception, the Committee’s standard practice is to pre-approve all permissible non-audit services. The Audit and Finance Committee has delegated pre-approval authority of up to $500,000 to the Audit and Finance Committee Chair for unbudgeted items.
The Audit and Finance Committee pre-approved all the fees and services for 2016 and 2015, and did not utilize the de minimus exception in either year.

Proposal 2	For the reasons stated above, your Board of Directors recommends a vote FOR Proposal 2 ratifying of the selection of PricewaterhouseCoopers LLP as the Company’s Independent Auditor for 2017.
☑

51 MARATHON OIL | 2017 PROXY STATEMENT

PROPOSAL 3: ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we seek your advisory vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement under “Compensation Discussion and Analysis” and “Executive Compensation.”
YOUR BOARD RECOMMENDS A VOTE FOR PROPOSAL 3
APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.
Although this vote is non-binding, the Compensation Committee values your opinion and will consider the voting results when making future decisions about executive compensation.
Additionally, we believe that constructive dialogue with our stockholders provides meaningful feedback about specific executive compensation practices and programs, and we encourage our stockholders to communicate directly with both management and the Committee about executive compensation. Stockholders may contact the Committee Chair to provide input on executive compensation matters at any time by emailing compchair@marathonoil.com.
As described under “Compensation Discussion and Analysis,” the Compensation Committee, comprised entirely of independent directors, has established executive compensation programs that reward both company and individual performance. Our Compensation Committee consistently exercises great care and discipline in determining executive compensation. Executive compensation decisions are made in order to attract, retain and motivate talented executives to deliver business results and long-term value to our stockholders.
We currently seek the advisory vote of our stockholders to approve the compensation of our named executive officers on an annual basis and expect that the next such advisory vote will be held at our 2018 Annual Meeting.

Proposal 3	For the reasons stated above, your Board of Directors recommends a vote FOR Proposal 3 approving the compensation of our Named Executive Officers.
☑

MARATHON OIL | 2017 PROXY STATEMENT 52

PROPOSAL 4: ADVISORY VOTE ON FREQUENCY OF SAY ON EXECUTIVE PAY
The Dodd-Frank Act enables our stockholders to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers, as disclosed in this Proxy Statement. By voting on this proposal, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation every one, two, or three years, or abstain on this matter.

YOUR BOARD RECOMMENDS A VOTE FOR EVERY YEAR (1)
WITH RESPECT TO THE FREQUENCY OF ADVISORY VOTES
ON EXECUTIVE COMPENSATION.

An annual advisory vote will give stockholders a formal mechanism for providing their direct input on our compensation philosophy, policy and practices as disclosed in our Proxy Statement every year. Additionally, an annual advisory vote is consistent with our policy of seeking input from and engaging in discussions with our stockholders regarding executive compensation and may encourage additional dialogue.

While this is an advisory vote and as such is not binding on the Board, the Board will carefully consider the results of the vote when deciding to call for the next advisory vote on executive compensation.

Please indicate your preference as to the frequency of holding stockholder advisory votes on executive compensation as either every year, every two years, or every three years, or you may mark “Abstain” on this proposal.

Proposal 4	For the reasons stated above, your Board of Directors recommends a vote for “EVERY YEAR” (1) on this Proposal 4.
☑

By order of the Board of Directors,
Sylvia J. Kerrigan
Executive Vice President, General Counsel and Secretary
April 13, 2017
Houston, Texas
Your vote is very important – please vote promptly.

53 MARATHON OIL | 2017 PROXY STATEMENT

Marathon Oil Corporation 5555 San Felipe Street Houston, TX 77056

Marathon Oil Corporation

C/O SHAREHOLDER SERVICES
P.O. BOX 2069
HOUSTON, TX 77252-2069

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. EDT on May 30, 2017, for shares held by registered holders directly and 11:59 p.m. EDT on May 28, 2017, for shares held in the Marathon Oil Company Thrift Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. EDT on May 30, 2017, for shares held by registered holders directly and 11:59 p.m. EDT on May 28, 2017, for shares held in the Marathon Oil Company Thrift Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Marathon Oil Corporation, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717.

The Internet and telephone voting facilities will close at 11:59 p.m. EDT on May 30, 2017, for shares held by registered holders directly and at 11:59 p.m. EDT on May 28, 2017, for shares held in the Marathon Oil Company Thrift Plan.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E27149-P87694

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MARATHON OIL CORPORATION

Your Board of Directors recommends you vote "FOR" Items 1a. through 1h.

1. Election of directors for a one-year term expiring in 2018

NOMINEES:		**For**	**Against**	**Abstain**
1a.	Gaurdie E. Banister, Jr.	☐	☐	☐
1b.	Gregory H. Boyce	☐	☐	☐
1c.	Chadwick C. Deaton	☐	☐	☐
1d.	Marcela E. Donadio	☐	☐	☐
1e.	Philip Lader	☐	☐	☐
1f.	Michael E. J. Phelps	☐	☐	☐
1g.	Dennis H. Reilley	☐	☐	☐
1h.	Lee M. Tillman	☐	☐	☐

Your Board of Directors recommends you vote "FOR" Item 2	**For**	**Against**	**Abstain**
2. Ratify the selection of PricewaterhouseCoopers LLP as our independent auditor for 2017.	☐	☐	☐
Your Board of Directors recommends you vote "FOR" Item 3			
3. Advisory vote to approve the compensation of our named executive officers.	☐	☐	☐

Your Board of Directors recommends you vote for "1 Year"	**1 Year**	**2 Years**	**3 Years**	**Abstain**
4. Advisory vote on frequency of executive compensation votes.	☐	☐	☐	☐

	Yes	**No**
Please indicate if you plan to attend this meeting.	☐	☐
Please indicate if you wish to view meeting materials electronically via the Internet rather than receiving a hard copy; please note that you will continue to receive a proxy card for voting purposes only.	☐	☐

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V1.1

Marathon Oil Corporation

2017 ANNUAL MEETING OF STOCKHOLDERS

ATTENDANCE CARD

You are cordially invited to attend the Annual Meeting of Stockholders on Wednesday, May 31, 2017.

(Please detach this card from your proxy card and bring it with you as identification. A map to the meeting site is inscribed on this card for your convenience. The use of an attendance card is for our mutual convenience; however, your right to attend without an attendance card, upon proper identification, is not affected.)

Sylvia J. Kerrigan
Secretary

(FOR THE PERSONAL USE OF THE NAMED STOCKHOLDER(S) ON THE BACK - NOT TRANSFERABLE.)

Beltway 8
BUSH INTERCONTINENTAL AIRPORT
MARATHON OIL TOWER
Hardy Toll Rd.
Eastex Freeway
Katy Freeway
San Felipe Rd.
Westheimer Rd.
Houston
Gulf Freeway
290
45
59
610
10
288
San Felipe
MARATHON OIL TOWER
St. James Pl.
Yorktown
Sage
McCue
Post Oak Blvd
610
Westheimer
W. Alabama
GALLERIA

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The 2017 Notice of Annual Meeting of Stockholders and Proxy Statement, the Letter to Stockholders and the 2016 Annual Report on Form 10-K are available at www.proxyvote.com.

↓(Proxy must be signed and dated on the reverse side. Please fold and detach card at perforation before mailing.)↓

E27150-P87694

Proxy and Voting Instruction Form

This Proxy and Voting Instruction is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders on May 31, 2017

For shares held by registered holders

The undersigned hereby appoints Dennis H. Reilley, Lee M. Tillman and Patrick J. Wagner, or any of them, proxies to vote as herein directed on behalf of the undersigned at the Annual Meeting of Stockholders of Marathon Oil Corporation on Wednesday, May 31, 2017, and at any meeting resulting from any adjournment(s) or postponement(s) thereof and upon all other matters properly coming before the Meeting, including the proposals set forth in the 2017 Notice of Annual Meeting and Proxy Statement for such Meeting with respect to which the proxies are instructed to vote as directed on the reverse side. **You are encouraged to specify your choice by marking the appropriate boxes on the reverse side, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The proxies cannot vote the shares unless you sign and return the proxy card.**

For shares held in Marathon Oil Company Thrift Plan

These confidential voting instructions will only be shared with Fidelity Management Trust Company, as Trustee for the Marathon Oil Company Thrift Plan (the "Marathon Oil Plan"). The undersigned, as a participant in the Marathon Oil Plan, hereby directs the Trustee to vote the number of shares of Marathon Oil Corporation common stock credited to the undersigned's account under the Marathon Oil Plan at the Annual Meeting of Stockholders, and at any meeting resulting from any adjournment(s) or postponement(s) thereof, upon all subjects that may properly come before the meeting, including the matters described in the 2017 Notice of Annual Meeting and Proxy Statement. In the Trustee's discretion, it may vote upon such other matters as may properly come before the Meeting. **Your vote is confidential. The shares credited to the account will be voted as directed on the reverse side. If no direction is made, if the card is not signed, or if the card is not received by May 28, 2017, the shares credited to the account will not be voted. You cannot vote the shares in person at the Annual Meeting; the Trustee is the only one who can vote the shares.**

PROXY TO BE SIGNED AND DATED ON THE REVERSE SIDE

V.1.1